UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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WillScot Holdings Corporation
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4646 E Van Buren St., Suite 400
Phoenix, Arizona 85008
(480) 894-6311
www.willscot.com

Dear Fellow Stockholders:
You are cordially invited to attend the 2025 Annual Meeting of Stockholders of WillScot Holdings Corporation, virtually via webcast, on June 6, 2025, at 9:00 a.m., Pacific Daylight Time. Despite a challenging operating environment in 2024, we remained steadfast in our approach to driving long term shareholder value by investing in our business to deliver an enhanced customer experience, stronger execution and scalable growth. It is our privilege as Chairman of the Board and Chief Executive Officer to share a few highlights with you.
•We demonstrated resiliency. Results in 2024 exemplified the durability of our business against a difficult end-market backdrop. Despite the contraction in non-residential construction activity and the resulting impact to volumes, the execution of our team, lease duration of our portfolio, and flexibility of our model, resulted in record revenues of $2,396 million and Adjusted EBITDA of $1,063 million in 2024.(1)
•We advanced our commercial and operational capabilities. Over the last decade, we completely transformed our platform as we expanded our space solutions offering beyond mobile offices, created our Value-Added Products offering, introduced new and proprietary product offerings, and built a team and platform that can continue to innovate and scale. In 2024, we integrated the legacy WillScot modular and Mobile Mini storage field sales and operations platforms under a single leadership structure. This organizational alignment will facilitate more efficient and effective organic growth by presenting our unique full suite of capabilities to every customer, at every opportunity and in every market. We also consolidated and upgraded our field service and dispatch systems to optimize our logistics resources for better product delivery, unified the WillScot brand, and introduced powerful new digital and commercial capabilities. By streamlining our processes, we can engage with our customers more effectively to deliver our differentiated and superior value proposition. These improvements are in place across our network, which allow us to leverage our scale to go to market as a single organization, and we believe that they represent significant points of operating leverage heading into 2025.
•We evolved our strategy, introducing an expanded portfolio of growth levers and new 3-to-5-year targets. We already achieved the ambitious financial targets that we established in 2021 and expect to build upon them going forward. For each $1 of revenue we generated in 2024, we converted 44% to Adjusted EBITDA and 23% to Adjusted Free Cash Flow, which we reinvested to generate a 17% ROIC. Putting it all together alongside our consistent capital allocation framework, we generated net cash provided by operating activities of $562 million, which included $226 million of fees and costs from terminated acquisitions, and we generated $554 million of Adjusted Free Cash Flow, which increased 83% from our 2021 results. Along the way, we completed a multi-year comprehensive review and refreshed our strategy. At our recent investor day on March 7, 2025, we highlighted a multitude of customer satisfaction data points, margin expansion levers, and a powerful organic revenue growth opportunity of $2.5 billion. In turn, we established new 3-to-5 year milestones of: i) $3 billion of revenue, ii) $1.5 billion of Adjusted EBITDA, and iii) $700 million of Free Cash Flow.
•We deepened both governance and large scale industrial operational expertise. Nick Zarcone’s unanimous nomination by the Board is the culmination of a thorough search process supported by an independent search firm, and he will be the fourth new independent director added to the Board in the past three years. Nick brings significant public company executive leadership, finance and corporate governance expertise that will prove beneficial as we continue to leverage the Company’s strong Free Cash Flow profile and deliver value to our shareholders. Additionally in 2024, we appointed Worthing Jackman to the Board, who brings extensive leadership, operational and capital markets expertise within the industrial services sector. With the announcement of Mr. Olsson’s retirement from the Board following the Annual Meeting, the Board has unanimously determined that Mr. Jackman will succeed him in the role of non-executive, independent Chairman. We are profoundly grateful for Mr. Olsson’s leadership and guidance in helping the Company become a leader in innovative space solutions, and we are excited for the opportunities that lie ahead as the Company executes against its comprehensive strategy. The entire Board has strong confidence Mr. Jackman’s proven leadership track record will deliver further value during the Company’s next stage of growth.
The matters to be acted upon, as well as instructions on how to vote your shares, are described in detail in the accompanying notice of annual meeting and proxy statement. Only stockholders of record at close of business on April 9, 2025, are entitled to notice of and to vote at the annual meeting.
Your vote is important. If you hold your shares through a brokerage firm or bank, your brokerage firm or bank cannot vote your shares on the election of directors or other proposals at the meeting without specific instructions from you on how to vote. For your vote to be counted, please ensure to submit your voting instructions to your brokerage firm or bank.
We appreciate the confidence you have placed in us through your investment in our Company.
On behalf of the WillScot Holdings Corporation Board of Directors,

Erik Olsson            Bradley L. Soultz
Chairman of the Board         Chief Executive Officer
(1) All metrics presented from continuing operations. Adjusted EBITDA, Adjusted Free Cash Flow and ROIC are non-GAAP financial measures. Reconciliations to comparable GAAP measures can be found in the Appendix.

NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS AND ITEMS OF BUSINESS
Please follow the instructions set forth in the section of the proxy statement titled “Information about the Annual Meeting and Voting.” This meeting will be held virtually and not in person.

When	Where	Record Date	Who Can Vote
June 6, 2025, at 9 a.m. Pacific Daylight Time	www.virtualshareholdermeeting.com/WSC2025 You will need the control number included with these proxy materials to attend the annual meeting.	Close of Business on April 9, 2025	Holders of WillScot Holdings Common Stock at the close of business on April 9, 2025
Stockholders or their authorized proxyholders may participate and vote at our annual meeting via the internet, using your control number, at www.virtualshareholdermeeting.com/WSC2025.
VOTING
Your vote is very important. Whether or not you plan to attend the meeting via webcast, we hope you will submit your proxy as soon as possible. You can vote at the annual meeting by attending the live webcast or by proxy. Registered holders may submit their proxy by mail, while beneficial owners may submit their voting instructions by following the instructions provided by your broker, bank or other agent. See the “Information about the Annual Meeting and Voting” section for instructions on how to vote your shares or submit your proxy.

By Telephone	By Internet	By Mail
You can submit your proxy by calling 1-800-690-6903	You can submit your proxy online at www.proxyvote.com	Sign, date and return your completed proxy card by mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717
MATTERS TO BE CONSIDERED AT THE MEETING AND VOTING RECOMMENDATIONS

Proposal	Description	Board Voting Recommendation
PROPOSAL 1	Elect 10 directors to the Board of Directors to serve until the 2026 annual meeting of stockholders or until their successors are elected and qualified.	FOR the listed nominees
PROPOSAL 2	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.	FOR
PROPOSAL 3	Approve by advisory vote, the compensation of our named executive officers.	FOR
Transact any other business that may properly come before the meeting.
Any action on the items of business described above may be considered at the meeting, at the time and on the date specified above, or at any time and date to which the meeting may be properly postponed or adjourned.
By Order of the Board of Directors,
Hezron T. Lopez
Executive Vice President – Chief Legal & Compliance Officer & ESG

WILLSCOT HOLDINGS CORPORATION
Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on June 6, 2025
TABLE OF CONTENTS
We are sending you these proxy materials in connection with the solicitation of proxies, on behalf of the Board of Directors (the “Board”) of WillScot Holdings Corporation (“WillScot” or the “Company”), for the 2025 annual meeting of stockholders. Physical distribution of these materials is expected to begin on or prior to April 21, 2025, as requested. Please note that, on July 29, 2024, WillScot Mobile Mini Holdings Corp. changed its name to WillScot Holdings Corporation. Any references in these proxy materials to “WillScot Mobile Mini” refer to the Company for the period prior to the name change.

PROPOSAL 1 – ELECTION OF DIRECTORS	23
PROPOSAL 2 – RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	37
AUDIT COMMITTEE REPORT	38
PROPOSAL 3 – ADVISORY (NON-BINDING) VOTE REGARDING EXECUTIVE COMPENSATION (SAY-ON-PAY)	39
EXECUTIVE COMPENSATION	40
EXECUTIVE COMPENSATION TABLES	55
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	68
MATTERS RAISED AT THE ANNUAL MEETING NOT INCLUDED IN THIS PROXY STATEMENT	69
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2026 ANNUAL MEETING	69
ACCESS TO ANNUAL REPORT ON FORM 10-K	70
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	70
APPENDIX: NON-GAAP RECONCILIATIONS	74
PROXY VOTING CARD	A-1

FY2024 STRATEGIC and KEY CORPORATE GOVERNANCE DEVELOPMENTS
We believe that proper governance is integral to aligning our business strategy and operations with stakeholder interests. We have strong governance practices in place that continue to evolve as our business grows. These practices not only help to regulate our risk as an organization, they also provide a framework by which we are able to translate the ethics of our philosophy for every employee. We have updated our corporate governance documents, including our Board committee charters and other governance policies, to reflect evolving best practices.

On March 7th, 2025, we hosted an Investor Day which provided Investors with a fulsome strategic update during which our management team highlighted a multitude of margin expansion levers and a powerful portfolio of $2.5 billion of organic revenue growth levers. Exiting 2024, we had already achieved the ambitious financial targets that we had established heading into 2022. For each $1 of revenue we generated in 2024, 44% fell through to EBITDA and 23% fell through as Adjusted Free Cash Flow which we reinvested with 17% ROIC.(1) Putting it all together alongside our consistent capital allocation framework, we generated $554 million of Adjusted Free Cash Flow which is up 83% in the last three years. Looking forward we expect to continue that momentum and have established new 3-to-5-year milestones of: i) $3 billion of revenue, ii) $1.5 billion of Adjusted EBITDA, and iii) $700 million of Free Cash Flow.
(1) All metrics presented from continuing operations. Adjusted EBITDA, Adjusted Free Cash Flow and ROIC are non-GAAP financial measures. Reconciliations to comparable GAAP measures can be found in the Appendix.
(1) All metrics presented from continuing operations. Adjusted EBITDA Margin, Adjusted EBITDA, Return on Invested Capital, Net Debt to Adjusted EBITDA from Continuing Operations Ratio, Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin are non-GAAP financial measures. Reconciliations to comparable GAAP measures can be found in the Appendix.
(2) Revenue CAGR represents the cumulative average growth rate for revenues from 2021 to 2024.
(3) Net Debt to Adjusted EBITDA from Continuing Operations Ratio is a non-GAAP measure. Reconciliations to comparable GAAP measures can be found in the Appendix.
(4) Adjusted Free Cash Flow excludes cash paid for transaction costs from terminated acquisitions of $180 million termination fee and transaction related charges of $46 million. Reconciliations to comparable GAAP measures can be found in the Appendix.

We have maintained a disciplined approach to capital allocation over the last several years and we are already operating within our targeted 20 to 30% Adjusted Free Cash Flow Margins(1) which supports a continuation of this balanced approach. First, we will continue to prioritize investment in our business to fund organic growth. Next, we will continue to pursue smart M&A. Consistent with our results over the last three years, we expect to allocate approximately 25% of the cash we generate from operations towards each of these accretive growth levers, which leaves about half of the capital we generate to maintain appropriate leverage and return value to shareholders through repurchases and the recently announce dividend program. Finally, we adjusted our target leverage range to 2.5x – 3.25x. Given the unique Free Cash Flow characteristics of our platform, we expect that de-leveraging will occur naturally from growth into the midpoint of the range in 3 – 5 years.
(1) All metrics presented from continuing operations. Adjusted Free Cash Flow Margin is a non-GAAP financial measure. Reconciliations to comparable GAAP measures can be found in the Appendix.
(1) Returns to shareholders includes cash flows related to repurchase of Common Stock, taxes paid on employee stock awards, and receipts from issuance of Common Stock from the exercise of options.
(2) Capital Allocated represents cumulative Cash From Operations excluding cash paid for transaction costs from terminated acquisitions over the respective timeframes. For Capital Allocation Framework 2025 Investor Day, $5 billion is the cumulative Cash from Operations over the five year period.

Other noteworthy 2024 developments include:
On July 29, 2024, the Company changed its name from "WillScot Mobile Mini Holdings Corp." to "WillScot Holdings Corporation" as part of a strategic rebranding effort. This rebranding unified the Company’s portfolio of brands under the WillScot name, aligning its go-to-market strategy to streamline the customer experience and optimize operations. The initiative reflects the Company’s position as the leading provider of temporary space solutions and its 80-year history of innovation in modular space and portable storage solutions. As part of this effort, the Company launched a redesigned website at www.WillScot.com, consolidating multiple digital platforms into a single resource for customers to access its full range of services and industries served. This new website is the first of several tools the Company is developing to enhance its digital experience for customers. The rebranding also introduced the tagline “Right From the Start,” emphasizing the Company’s focus on execution, customer service and operational efficiency.
In September 2024, the Company and McGrath RentCorp mutually agreed to terminate their previously announced merger. After extensive engagement with regulators, both parties determined that the regulatory hurdles left no commercially reasonable path forward to complete the transaction. It became evident to the Company that the path to regulatory clearance would be excessively onerous and would detract from the execution of other value-creating initiatives inherent in the Company’s business. The Company remains focused on its strategic priorities, including reinvesting in its core commercial and operational capabilities, exploring other merger and acquisition opportunities, and driving long-term growth and value creation.

(1) Pending selection of Chief Technology Officer

HUMAN CAPITAL MANAGEMENT
As of December 31, 2024, we employed approximately 4,500 people in North America (the US, Canada and Mexico), the majority of whom are full time. Approximately 72% of employees work in approximately 260 branch locations, while 28% serve in various shared services and corporate functions. We have not experienced a strike or significant work stoppage, our Total Recordable Incident Rate has been less than one since 2020, and we consider our relations with our employees to be good, as evidenced by engagement survey results, which are discussed below.
Our Compensation Committee is responsible for providing oversight of our human capital strategy. Our Executive Vice President – Chief Human Resources Officer leads the execution of the Company’s people strategy, in collaboration with our executive leadership team, to align human capital resources with our strategic objectives. At WillScot, we believe that one of our main competitive advantages is our people – evident in the milestone anniversaries that we celebrate, our thriving peer recognition program and our ability to attract and retain talent with expertise that strengthens our team and adds value to our customers.

Our Company values are lived through our employees, acknowledged by our vendors and aligned to the needs of our customers and communities. Our values provide the basis of our approach to human capital management as well as how we engage with our stakeholders.
Our employee value proposition begins with our Dedication to Health & Safety. We take responsibility for our own well-being and those around us. Wherever our employees are in life’s journey, we support physical well-being, financial well-being and emotional well-being through a range of programs and initiatives to support our employees and their families to Be Well. In 2024, our Total Recordable Incident Rate was 0.85, which translates to keeping our employees very safe, and we remain committed to creating a zero-harm culture.
Physical well-being
We provide comprehensive medical benefits to all US-based employees, whether hourly or salaried. Core healthcare coverage includes medical, dental, and vision benefits and we pay an average of 75% of the cost of employee premiums. We offer high-deductible healthcare plans to all eligible employees to promote positive consumer behaviors. Through Health Savings Accounts (“HSA”) contributions, we cover between 35% and 50% of plan deductibles. We also provide paid parental leave – in 2024, 121 employees participated in our paid parental leave program. Additional programs include employer-paid short- and long-term disability, basic life and AD&D, as well as voluntary supplemental medical benefits, legal, ID theft, home and auto, and pet insurance.
Recognizing that physical well-being is a journey, we also offer additional medical plan benefits including family planning support for fertility treatment, adoption and surrogacy, and personalized care for chronic conditions including diabetes and back, joint and muscle pain.
Financial well-being
Providing financial security for our employees is critical to overall well-being. Approximately 90% of U.S.-based eligible employees participate in our 401(k) retirement savings program, which includes a company match of up to 4.5% on the first 6% of an employee’s contribution. We auto-enroll new employees into the program and matched $15.1 million in 401(k) contributions in 2024. We also offer several educational services employees can use to strengthen their financial acumen.
In addition to supporting employees’ long-term financial security, we employ market-based pay practices to ensure fair, competitive wages at every level of the organization. We use compensation benchmarking data from internationally recognized human capital consulting firms to set and maintain pay ranges and pay levels in line with market-based standards. We also administer multiple incentive pay plans designed to motivate and reward eligible employees commensurate with Company performance. Incentives may be either individually based (sales commissions or bonuses), group-based (regional performance bonuses), or Company-based (corporate and executive employees).
Our employees are doing their part to support each other as well. The Minions of Kindness Fund is an employee-led 501(c)(3) organization that uses employee donations to support WillScot employees in times of distress. The fund offers WillScot employees the opportunity to make a difference for those in need. In 2024, 27 employees received $69,681 in assistance.
Emotional well-being
Caring for the emotional well-being of our employees means offering programs that meet a diverse range of work-life needs. Our Employee Assistance Program (EAP) provides both mental health access and practical support for personal needs. From short-term counseling to clinical support for anxiety, depression and stress-related issues or substance abuse, our EAP enables our employees to access the care they need. Employees and members of their household can also access financial experts and legal guidance for help including retirement planning, tax assistance, wills and trusts, and family law matters.

As part of our approach to employee engagement, we focus on certain social factors of emotional well-being including recognition and representation. In 2024, 91% of employees received peer-to-peer recognition for living our core values through our Ready to Go platform, with more than 65,000 recognitions issued. We also surpassed a milestone of 170,000 recognitions received since program inception; a tremendous achievement showing the engagement of our employees and values-based culture.
We conduct four engagement surveys each year to collect feedback from our employees and report the results at our quarterly town hall meetings, sharing how employee feedback shapes our policies and programs.
Our employee listening program also includes roundtable discussions, exit interviews and live Q&A with leadership during quarterly town hall meetings. In 2024, we continued our partnership with the Great Place to Work Institute™ -- the global authority on workplace culture – and our participation in the Trust Index survey. As a result of feedback from employees on their work-life experience and our culture, we were again certified as a Great Place to Work®. We also curate content on The Hub, our intranet site, and share communication through a range of channels including direct email and text capabilities and displays in our branches and headquarters.
Inclusion, Diversity, Equity and Accessibility
Our commitment to inclusion at all levels of the organization is amplified by our Inclusiveness Resource Teams (“IRTs”): Women of WillScot (“WOW”), Black Organization for Leadership & Direction (“BOLD”), Veterans United, Hispanos, People Respecting that Identity and Sexuality Matters (“PRISM”), and Indigenous Connection. IRTs are employee-led groups, with about 10% of our employee population actively participating in one or more IRTs, focused on creating a workplace where our team can share experiences. Employee Demographics (U.S.-based population, year ending December 31, 2024):

Learning and Development
We measure success through our results and the achievement of our goals. We continuously improve ourselves, our products and our services in pursuit of shareholder value. In 2024, our employees completed more than 35,000 hours of training across a range of courses dedicated to compliance, safety and job-related learning and skill development. Our learning and development system houses a library of more than 6,000 courses. We also offer a language learning program and tuition reimbursement to increase access to skills associated with social determinants of health.
Our Driver Apprentice Program provides developmental opportunities for individuals interested in becoming a Commercial Driver’s License Class A driver for the Company. Our foundational leadership development program (“LDP”) enrolls an average of 70 participants annually. We also host multiple in-person training events throughout the course of the year to connect employees to our strategic priorities and their career development goals.

(1) As of December 31, 2024. Note that Sales and Direct Labor include supervision roles.

Community
We actively engage in the communities we serve and deliver sustainable solutions. Our employees participate in pro-social giving through our “Give Where You Live” program and giving their time, talent and/or treasure to local non-profit organizations. We provide employees with up to 16 hours per year in volunteer paid time off to participate in “Give Where You Live” and employees can also earn up to $250 through volunteer time to donate to eligible causes in our charitable giving platform (Benevity).Through our community program, WillScot employees supported more than 400 causes in 2024. We believe that empowering our employees to participate in pro-social giving improves happiness, well-being and life satisfaction.
Compliance and Risk Mitigation
Being trustworthy and reliable means we hold ourselves accountable to do the right thing, especially when nobody is looking. Initiatives that the Company has implemented to maintain the highest level of professionalism and integrity include annual compliance training that focuses on the applicable cybersecurity, data privacy, legal and regulatory requirements needed to maintain a high level of security and risk standards. Our compliance training includes required modules on respectful communication, reporting and whistleblower protection, and bystander intervention for harassment. We concluded 2024 with a 97% completion rate on required compliance training. Employees also receive phishing simulation tests approximately once every six months and supplemental IT training on a quarterly basis. Additionally, the new hire onboarding process covers cybersecurity and data safety training for all employees. When we source talent through external sources for skilled trades, sales associates, and professional staff, we retain reputable recruiting firms that perform background checks as part of our new hire process.
SUSTAINABILITY
We are committed to upholding high standards when it comes to our sustainability responsibilities, as well as the safety of our employees and our business partners. As the leader in innovative and flexible temporary space solutions, our approach to sustainability seeks to balance short-term and long-term solutions and considers the interests of our stakeholders in our everyday actions. The principal products we provide to our customers are long-lived, reusable and relocatable, while producing minimal waste. For decades, we have committed ourselves to circular economy practices to reuse as many of our assets as possible, which aligns with our 2024 rebrand tagline Right from the Start as we consider all stages of our product lifecycle.

Our Board of Directors, at the direction of our Nominating and Corporate Governance Committee, is actively involved in the development of our sustainability strategy and approach. With their guidance, in 2021, we rolled out our formal sustainability strategy at our Investor Day, called “Deliver Opportunity.” In 2022, we formalized our sustainability strategy around key aspects ingrained in our values such as built-in sustainability, team safety, community focus and inclusion and diversity. In 2023, we continued to execute on the five pillars that make up our sustainability strategy: environmental responsibility, sustainable solutions for customers, effective governance, empowering our people, and community impact. In 2024, we enhanced our technology for tracking sustainability metrics to improve our ability to identify and act upon sustainability opportunities.

Our business is managed for long-term success in a manner that we believe is economically, environmentally and socially responsible, and our sustainability efforts are focused in areas where we see tangible business impact. We will continue to focus on ensuring a future where the communities in which we operate and customers we support can thrive.

Circular Business Model
Our business model is inherently sustainable as it is centered around minimizing waste and maximizing resource efficiency by prioritizing the reuse and refurbishment of manufactured products and materials. We continue to strengthen and expand our environmentally sustainable practices to reduce our impact on the planet. We are minimizing our resource use and increasing our energy efficiency through circular solutions, fleet optimization and waste reduction.
We lease temporary space solutions which are reusable, reconfigurable, relocatable, and repurposed or recycled. We also maintain, repair, and reuse our value-added products and services (“VAPS”) packages, which are used to outfit our space solutions with furniture, appliances, shelving, data services, steps, ramp and decking that allow our customers to focus on their own safety and productivity. This not only promotes the mindset of circularity, but it also obviates the need for single-use purchases of new materials, additional transportation of those products, and disposal at the end of projects. We have industry-leading refurbishment capabilities for our units and we estimate that 70% of our VAPS are reused. Typically, in the second half of the unit’s life, we complete a full refurbishment, which can extend the asset life by another 10 years, allowing many of our modular units to be in service for 30 years. With the cost of a full refurbishment at only 20-30% of the cost of a new unit, it’s more capital efficient to refurbish our units and reduce the environmental impact of extracting raw materials to build new ones. The reuse and refurbishment of assets results in a lower embodied carbon for the units.
Our innovative panelized product, FLEX, can be re-configured and reused, significantly reducing labor and material waste resulting in our most efficient and environmentally friendly product. FLEX provides customized configurations that allow for stacking up to three stories and connection end to end allowing for use in tighter spaces.
We continually innovate to provide more sustainable energy, empowering customers to focus on their core business. This innovation prompted our investment in developing a patented Solar Racking solution. Each solar rack can provide up to 2.4kW of solar and 30kWh of battery storage and can be scaled to meet customer needs. We also plan to offer grid access and backup generator options, so customers can meet their goals to reduce environmental impact and/or be free to work off-grid.
Waste Reduction
Not only do we help our customers reduce waste with our reusable products, but we have also prioritized waste internally to focus on diversion, compliance, mitigation, and efficiencies. Our goals for reducing waste generation and disposal include optimizing waste collection practices, increasing recycling, and reducing overall generation. Our strategy to reach these goals includes reducing packaging, eliminating single-use products where feasible, increasing use of reusable materials, educating our employees on proper sorting, diverting donatable products, and centralizing and optimizing our waste collections points.
Greenhouse Gas Emissions
Our greenhouse gas footprint and risk are minimal, however we have targeted specific areas to further improve efficiencies. Our business requires management of a diverse and active delivery and set-up fleet and operation of yard equipment. We have both short- and long-term initiatives in place to improve efficiency and reduce emissions from our logistics fleet. In the short term, we are leveraging available technology and analytics to optimize the routes driven by our team, which in turn can reduce mileage, fuel consumption and costs. We continue to actively invest in technology solutions to help us realize these and other efficiencies. We are also continually replacing older vehicles with more fuel efficient vehicles and continue to test and evaluate vehicles fueled by alternative fuel methods, including renewable natural gas and electric alternatives, among others.
Safety
The protection of people and the environment is a core value at WillScot. Our health and safety priorities are a driving force that shape who we are and what we do. Safety extends beyond our branches and yards and includes travel and activities at customer sites. WillScot fosters an environment in which our employees feel empowered to make the safest and best decisions possible. We reward employees for being personally accountable and exceeding safety guidelines in every task. Proper safety culture fosters personal accountability, leading to increased safety, active employee engagement, and a strong commitment to the Company and our customers.
Today, we believe we are operating at high levels of safety and low levels of injury. In 2024, our Total Recordable Incident Rate was 0.85, which translates to keeping our employees very safe, and we remain committed to creating a zero-harm culture. Every employee has “stop-work” authority allowing employees to stop work, report near misses and identify improvements that impact their own safety and that of others, which supports our constant goal of identifying and correcting safety issues before they turn into incidents.
WillScot leverages technology to assist our drivers and other team members in the safety arena. We created an assessment tool, our “Safety Save” application, that tracks and measures employee safety engagements. Experienced safety professionals design and partner with field and branch operations teams to use Safety Save reports to identify near misses, reported injuries, or plan safety focus areas based on reported or observed behaviors or findings. Additionally, with driver consent, we have implemented an onboard driver behavior monitoring system that detects risky driving behavior and informs leaders so they can coach drivers and gain commitment for improvement. We also use artificial intelligence applications to constantly assess and monitor driver performance. Also, employees are encouraged to complete a safety assessment of a task, tool, behavior or other condition during working duties. Use of the Safety Save application and driver behavior monitoring system are just two examples of how we foster safety leadership at all levels.
The Company maintains a robust safety assessment program that includes an annual commitment to environmental, health and safety by all employees that drives increased focus to our Health and Safety core value by providing increased visibility. Our goal is to help each team member succeed and enjoy a safe working experience. Who we are as individuals ultimately defines what we are as a business, and safety is everyone’s responsibility.
Our environmental, health, and safety management system (“EHSMS”) revolves around four main components, “plan,” “do,” “check” and “act.” Our safety management team is designed around these four main components and is responsible for developing, maintaining, and administering our EHSMS by assisting operations teams, providing training to ensure local teams are aware of and using safe practices, and auditing and monitoring safety performance. Our EHSMS is based on legal requirements and hazards that our employees face daily. As to “plan,” our health and safety culture policy, drafted by members of our senior executive team, highlights the tenets of our commitment to safe culture. We are subject to certain environmental, health, and safety laws and regulations in the countries, states, provinces, and localities in which we operate. Our health and safety programs are designed around global standards with appropriate variations addressing the multiple jurisdictions, regulations, hazards, and unique working environments where we operate. Hazard assessments are regularly conducted to reveal issues and trends and determine root causes. As to “do,” and based on our hazard assessments, the Company evaluates each task, creating or modifying standard operating procedures and work instructions. We provide safety and health training that exceeds regulatory requirements in line with employees’ tasks and the hazards they face during the completion of daily tasks. As it pertains to “check,” our corporate safety team conducts regular audits, and where deficiencies or corrective actions are needed, action plans are prepared, executed and tracked to closure. We focus on leading indicators as a better and more reliable gauge of organizational health than lagging indicators. This allows us to stay ahead of incident management behaviors, conditions or issues that can be corrected before an incident occurs. We use safety scorecards to track the safety performance of our drivers, branches, and divisions. Our scorecards include safety-leading indicators, allowing us to spot trends and prevent them from becoming problems. These leading indicators are reported and discussed no less than monthly in each region in which we operate. Lastly, as it pertains to “act,” among other initiatives, we have partnered with our insurers for several years to conduct external audits of our safety management system and practices. Seasoned safety auditors from the insurer visit and assess our operational safety practices to look for injury potential based on the latest trends at select branch locations. The Company uses these results to continuously update our EHSMS. We continue to focus on the root cause of our incidents, changing our approach as needed to target trending safety metrics.
Community
Our company’s reach allows us to support all the communities in which we work and live. In addition to giving to charitable organizations that are meaningful to our employees and their communities through “Give Where You Live”, we have national, non-profit partnerships with certain 501(c)(3) organizations in our core causes of Shelter, Hunger, Education and Health & Wellness. The following represents highlights of these partnerships.
•Shelter: we have partnered with Habitat for Humanity for over 18 years to provide in-kind donations and physical and monetary support to help families build and improve places to call home. Local branches make an impact with local Habitat for Humanity affiliates by donating containers for up to seven months during a neighborhood build. To date, we have delivered nearly $8 million in value to Habitat for Humanity, and we are committed to our future as partners. In 2024, our employees gave more than 985 hours of their time building homes and playhouses in Arizona, California, Florida, Kentucky, Massachusetts and Tennessee.
•Hunger: with St. Mary’s Food Bank, Feeding America, Food Banks Canada, and Bancos de Alimento Mexico, employees across the Company hold food drives and volunteer their time at local food banks.
•Education: our partnership with Junior Achievement supports our core cause of Education. Junior Achievement provides work readiness, financial awareness and entrepreneurship programs for students through chapters in all US states and internationally. Our partnership includes sponsoring a BizTown shop in Tempe, Arizona, for the 2024-25, 2025-26, and 2026-27 school years, as well as opportunities for employees to volunteer at a BizTown, in the classroom and as a mentor.
•Health & Wellness: we have an established community partnership with the American Red Cross to support our core cause of Health & Wellness. In addition to a corporate financial contribution in 2024, we continue to encourage employees get involved with the Red Cross through blood drives, comfort kit builds and other volunteering opportunities. Our corporate team in Phoenix, Arizona, held blood drives in 2022, 2023, and 2024.
Some of these partnerships we share in common with our customers, building affinity in local markets. In addition, we have an employee assistance fund called Minions of Kindness that is 100% funded by employees to help our employees and their immediate family members who experience unique and dire circumstances. The Minions of Kindness Fund is governed by a board of directors made up of volunteers within WillScot and has distributed $512,386 to 255 employees in need since it was formed in 2012.
Governance
Good governance enables everything we do. We are committed to operating with the highest ethical standards of corporate governance. Several years ago, our Board of Directors created a roadmap to improve the Company’s governance practices, which we have continued to develop and execute.

Our Nominating and Corporate Governance Committee oversees our corporate governance and sustainability initiatives, among other things. In 2024, upon the committee’s recommendation the Board acted to expand from nine to 10 members and appointed Worthing Jackman to serve as a director. Mr. Jackman brought extensive leadership, financial, operational, and capital markets expertise within the industrial services sector. Coincidental with the retirement of Erik Olsson from the Board following the 2025 Annual Meeting, the Board has unanimously determined that Mr. Jackman will succeed him in the role of non-executive, independent Chairman and we will eliminate the role of Lead Independent Director. The Nominating and Corporate Governance Committee has also recommended the nomination of Dominick Zarcone for election at the 2025 annual meeting, filling the seat vacated by Mr. Olsson which will further bolster the Board’s public company leadership, finance and corporate governance expertise. Mr. Zarcone’s unanimous nomination by the Board is the culmination of a thorough search process supported by an independent search firm, and he will be the fourth new independent director added to the Board in the past three years. These actions reinforce the strategic direction of the Company, and the Board continues to evaluate talent, skill sets and diversity to align with the Company’s long-term objectives.
Our Audit Committee reviews the Board of Directors’ and the Company’s activities to identify enterprise risks, including climate, develops plans to mitigate those risks and monitors our risk management framework on behalf of the Board. The committee considers a variety of potential risks that may affect the Company, including the competitive and macroeconomic landscape, cybersecurity and information technology, environmental health and safety, statutory/regulatory compliance, ESG risks, and ability to scale human capital and business systems for future growth. The Audit Committee Charter specifically tasks the committee with periodically reviewing the Company’s policies and processes related to cybersecurity, data-protection threats and incident response, and to ensure compliance with SEC cybersecurity rules and related disclosure obligations. In conjunction, we maintain a dedicated cybersecurity team to focus on protecting data confidentiality and integrity and ensuring continued availability of critical information systems that contain sensitive customer and employee data.
Lastly, our executive leadership team regularly reviews and refines our key governance policies, including policies on human rights, environmental responsibility, and vendor ethics, affirming our dedication to continuous improvement. These documents provide a strong structure that enables our directors and management to effectively pursue our goals on behalf of our business, our employees, and our stockholders.
STOCKHOLDER ENGAGEMENT
The opinions and guidance of our stockholders are of the utmost importance. We are stewards of the Company, acting on behalf of our stockholders and stakeholders. We do not act without the support of our Board or input from our investors. To that end, we consistently initiate and welcome engagement with our investors, whereby we seek to gather the views of investors and to share knowledge regarding our business operations, strategy, and practices.

We recognize that maintaining strong relationships with and being accountable to our shareholders are essential to our success. Our outreach includes a variety of activities such as investor roadshows, analyst and investor meetings, and conferences, conducted both virtually and in person. We also communicate through multiple channels, including annual and quarterly reports, sustainability reports, proxy statements, regulatory filings, press releases, and our website. To ensure transparency, we host public conference calls to discuss quarterly earnings and major developments, which are available live and archived on our website. Senior management and, at times, members of the Board engage with investors to share updates on our strategy, financial performance, and sustainability initiatives. Engaging with shareholders enables us to understand their perspectives, establish performance goals and expectations, and address emerging issues that may impact our strategies, governance considerations, or other aspects of our operations. Strong alignment between our management team, the Board, and shareholders is essential for long-term value creation.

Our current Board members hold (directly or through family trusts), combined, over five million shares of our stock. We believe this provides a high degree of alignment between our Board and our stockholders.

Supplementing the consistent engagement of our management team with our investors, in 2023 and 2024, our Chairman, Lead Independent Director, Nominating and Corporate Governance Committee Chair, Member of the Compensation Committee, or Executive Vice President – Chief Legal & Compliance Officer & ESG have engaged directly with investors to provide further information and gather views on the Company’s governance practices. Since 2022, we have conducted over 3,100 interactions with approximately 750 unique investors, representing over 90% of our shares outstanding.

We welcome all stockholders to engage with us in the future, whether at a scheduled meeting or by contacting Charlie Wohlhuter at investors@willscot.com.

CORPORATE GOVERNANCE
Members of our Board of Directors

				COMMITTEE MEMBERSHIPS AS OF DECEMBER 31, 2024			OTHER CURRENT PUBLIC COMPANY BOARDS
NAME AND POSITION	AGE	INDEPENDENT	DIRECTOR SINCE	AC	CC	N&CGC
Mark S. Bartlett Partner, Ernst & Young (retired)	74	✔	2017	X*	X		T. Rowe Price Group, Inc.; FTI Consulting, Inc.; Zurn Elkay Water Solutions Corp.
Erika T. Davis Senior Vice President and Chief Human Resources Officer, Performance Food Group	61	✔	2022		X	X
Gerard E. Holthaus Lead Independent Director, WillScot Holdings	75	✔	2017	X		X*	FTI Consulting, Inc.
Worthing Jackman President and CEO, Waste Connections (retired)	60	✔	2024	X			Quanta Services, Inc.
Natalia N. Johnson Chief Administrative Officer, Public Storage	47	✔	2023	X	X
Erik Olsson Non-Executive Chair of the Board, WillScot Holdings	62	✔	2020(1)
Rebecca L. Owen Chairman, Battery Reef, LLC	63	✔	2021		X*	X	Public Storage
Jeff Sagansky Eagle Equity Partners Co- Founder	73	✔	2017		X	X	Bold Eagle Acquisition Corp.
Bradley L. Soultz Chief Executive Officer, WillScot Holdings	55		2017
Michael W. Upchurch Executive Vice President & Chief Financial Officer, Kansas City Southern (retired)	64	✔	2020(2)	X		X
*chair (1) Previously served on board of Mobile Mini from 2013 to 2020. (2) Previously served on board of Mobile Mini from 2019 to 2020.

2024 Information about our Board and Committees

	Members	Independent Members	Meetings During Fiscal Year 2024	Attendance
Full Board	10	90%	8	95%
Audit Committee	5	100%	4	100%
Compensation Committee	5	100%	4	95%
Nominating and Corporate Governance Committee	5	100%	4	95%

Director Skills and Experience Matrix(1)

Skills and Experience	Bartlett	Davis	Holthaus	Jackman	Johnson	Owen	Sagansky	Soultz	Upchurch	Zarcone
Leadership Business and strategic management experience from service in a significant leadership position, such as a CEO, CFO or other senior leadership position	●	●	●	●	●	●	●	●	●	●
Finance and Accounting Understanding of finance and financial reporting processes	●		●	●	●	●	●	●	●	●
Investor Overseeing investments and decisions	●		●	●		●	●	●	●	●
Industry and Operations Operational experience in the industries in which the Company operates		●	●		●	●		●	●	●
Technology Developing and investing in new technologies and ideas		●		●	●		●	●	●	●
Risk Oversight/Cybersecurity Understanding significant risks facing companies, including cybersecurity	●	●	●	●	●	●	●	●	●	●
Customer Service Experience meeting customer expectations and positively transforming customer experience		●	●	●	●	●	●	●	●	●
Environmental & Safety Safety and environmental regulations		●		●	●			●	●	●
Prior Public BOD Experience Service on public company boards	●		●	●		●	●		●	●
Human Capital Management Experience overseeing the needs of our employees and developing talent to obtain the most qualified and satisfied employees		●	●	●	●	●	●	●	●	●
Legal and Corporate Governance Legal and corporate governance issues in which public companies must abide	●	●	●	●	●	●	●	●	●	●
Independent Satisfies independence requirements of Nasdaq and SEC	●	●	●	●	●	●	●		●	●
Sustainability Experience in Environmental Social Governance matters	●	●	●	●	●	●	●	●	●	●
(1) Includes director nominee, Dominick Zarcone, in place of Erik Olsson, who is retiring.

No. of Directors
0
1
2
3
4
5
6
7
8
9
10
Leadership
10
Finance and Accounting
9
Investor
8
Industry and Operations
7
Technology
7
Risk Oversight/Cybersecurity
10
Customer Service
9
Environmental & Safety
6
Prior Public BOD Experience
7
Human Capital Management
9
Legal and Corporate Governance
10
Independent
9
Sustainability
10

Board Diversity Matrix

Total Number of Directors: 10	FEMALE	MALE	NON- BINARY	DID NOT DISCLOSE
Directors	3	7	—	—
Number of Directors Who Identify in any of the Categories Below
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	1	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	—	—	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

EXECUTIVE COMPENSATION OVERVIEW
Our executive compensation program aims to attract and retain experienced and talented executive officers and to motivate them to achieve our short-term and long-term financial, operational, and strategic objectives that produce and promote stockholder value. This executive compensation overview and the accompanying compensation discussion and analysis (“CD&A”) are designed to provide an overview of our compensation actions and policies for our senior level executives. Our named executive officers are identified on page 40 of this Proxy Statement.
The Compensation Committee believes our executive compensation program should reward actions and behaviors that drive stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses heavily on variable, performance-based incentives that create a balanced focus on our short-term and long-term financial, operational and strategic goals. To that end, the Compensation Committee’s goal is to implement an executive compensation program that is built upon the following objectives:
•Attracting and Retaining the Right Talent. Executive compensation should be market-competitive to attract and retain highly motivated talent with a performance-driven mindset.
•Pay for Performance. A significant percentage of an executive’s compensation should be directly aligned with Company performance, with a balance between short-term and long-term performance.
•Alignment with Stockholder Interests. Our executives’ interests should be aligned with stockholder interests through the risks and rewards of stock ownership in the Company.
Principal Elements of Pay
Our compensation program strongly emphasizes a culture of pay for performance to provide incentives and accountability for our executive officers in working toward the achievement of our objectives. The table below outlines each of the principal elements of our executive compensation program for 2024:

Pay Element	Who Receives	Form of Delivery	Type of Performance	Performance Period	How Payout is Determined	2024 Performance Measures
Base Salary	All named executive officers	Cash	Short-term emphasis (fixed)	Bi-weekly	N/A	Individual
Short-Term Cash Incentive	All named executive officers	Cash	Short-term emphasis (variable)	1 year	Pre-established formula	Adjusted EBITDA, Q4 Lease Revenue
Performance- Based RSUs(1)	All named executive officers	Equity	Long-term emphasis (variable)	3 years (cliff vesting)	Pre-established formula	Relative TSR vs. S&P MidCap 400 Index
Time-Based RSUs(2)	All named executive officers	Equity	Long-term emphasis (variable)	4 years (ratable annual vesting)	Stock price at each vesting date	Service Period

(1) In 2024, Performance-Based RSUs made up 70% of the target annual value of long-term incentives for the CEO, COO, who served as our CFO during 2024, and CLO, 80% for the CHRO due to a grant in connection with her hiring bonus, and 65% for all other NEOs.
(2) Time-Based RSUs made up 30% of the target annual value of long-term incentives for the CEO, COO, who served as our CFO during 2024, and CLO, 20% for the CHRO due to a grant in connection with her hiring bonus, and 35% for all other NEOs.

Pay Decisions

The elements of our total direct compensation, which consist of base salary, short-term cash incentive compensation and long-term equity incentive compensation, for our NEOs and a summary of the actions our Compensation Committee took during 2024 are set forth below.

Compensation Component	Link to Business and Talent Strategies	2024 Compensation Actions
Base Salary	•Competitive base salaries help attract and retain executive talent.
•The CEO’s increase for 2024 was 4% and the increases for the other NEOs for 2024 ranged from 4% to 5.3%, to reflect role and responsibility changes and increases, respectively; strong Company performance; and for improved alignment with market compensation levels.

Short-Term Cash Incentive Compensation	•Focus executives on achieving annual financial results that are key indicators of annual financial and operational outcomes.	•Named executive officers earned annual cash incentive awards valued at 32.8% of target performance (Adjusted EBITDA payout above target; Q4 Lease Revenue Delivered above target).
Long-Term Equity Incentive Compensation
•2024 annual equity-based awards consisted of Performance-Based RSUs and Time-Based RSUs.
•Performance-Based RSUs are measured based on a 3-year TSR, measured against constituent companies in the S&P MidCap 400 Index.
•Time-Based RSUs provide focus on stock price growth and support and underpin our talent retention objectives.

•The target annual equity award mix, based on the grant date fair value, consisted of 70% Performance-Based RSUs and 30% Time-Based RSUs for the CEO, COO, who served as our CFO during 2024, CLO and CHRO; and 65% Performance-Based RSUs and 35% Time-Based RSUs for all other named executive officers.
•Performance-Based RSUs are subject to a 3-year performance period (3 years following the grant date).
•Time-Based RSUs vest over four years, in equal annual installments.

Pay Mix
It remains our firm belief that the compensation of our most senior executives should be based on our overall performance. A significant portion of our executives’ pay is incentive-based and therefore at risk. In 2024, as shown in the following chart, performance-linked components (Annual Performance Bonus (“STIP”) and long-term incentive compensation) were 88% of the CEO’s target total direct compensation opportunity, which we define as base salary, target STIP and target value of long-term incentive compensation, and 78% of the average target total direct compensation opportunity for the other named executive officers.

2024 Pay Mix at Target
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
69%
19%
12%
59%
19%
22%
CEO
Other Named Executive Officers
Base Salary
Annual Performance Bonus
Long-Term Incentives

For specific details about our executive compensation program, please refer to the CD&A.

PROPOSAL 1 – ELECTION OF DIRECTORS

Proposal Snapshot
What Am I Voting On?
Stockholders are being asked to elect 10 directors to the Board of Directors for a one-year term.
Voting Recommendation: FOR the election of each of the Board’s director nominees named in the Proxy Statement

Our Board currently consists of 10 members. In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board has considered and nominated the following current directors to stand for re-election for a one-year term expiring at the 2026 annual meeting of stockholders or until their successor is duly elected and has been qualified, or until their earlier death, resignation, or removal: Mark S. Bartlett, Erika T. Davis, Gerard E. Holthaus, Worthing Jackman, Natalia N. Johnson, Rebecca L. Owen, Jeff Sagansky, Bradley L. Soultz, and Michael W. Upchurch. In addition, the Board nominated Dominick Zarcone for election to the Board for a one-year term expiring at the 2026 annual meeting to fill the vacancy created by the retirement of Erik Olsson.
Building on the Company’s commitment to maintaining a highly qualified and effective Board, the Company appointed Worthing Jackman to the Board in October 2024 as the Board expanded the Board from nine (9) to ten (10) directors. Mr. Jackman brings significant expertise in executive leadership, financial oversight, industrial operations, investor relations and strategic planning to the Board.
The biographies and qualifications of the 10 director nominees in this Proposal 1 are set forth below under the heading “Director Nominee Biographies & Qualifications.”
The Board of Directors Unanimously Recommends You Vote FOR the Election of Each of the Board’s Director Nominees Named in the Proxy Statement.

Director Nominations
Process for Recommending Directors
The Nominating and Corporate Governance Committee solicits and receives recommendations for potential director candidates from stockholders, management, directors and other sources. The Board will select nominees based on independence, character, ability to exercise sound judgment, age, demonstrated leadership, qualifications, skills, including financial literacy, experience in the context of the needs of the Board, and other relevant factors.
Each year, the Board (via the Nominating and Corporate Governance Committee) conducts a rigorous evaluation to help determine whether the Board and its committees are functioning effectively. In 2024, this effort included the engagement of an independent third-party evaluation firm to augment the Board’s annual evaluation and succession planning processes. The self-evaluation process solicits input from individual directors and provides an opportunity for directors to identify areas for improvement. Improvement areas may include the need for new skills and experiences, which helps guide the Board’s direction for specific skills, attributes and experiences needed to effectuate the Company’s strategy.
The Board values diversity of talents, skills, abilities and experiences and believes Board diversity of all types provides significant benefits to the Company. Our Corporate Governance Guidelines state that directors will be selected in the context of assessing the Board’s needs at the time and with the objective of ensuring diversity in the background, experience, and viewpoints of Board members. To assist in promoting diversity, the Board actively seeks and includes women and minority candidates in the pool of nominees when selecting new director candidates. Please also see the “Director Skills and Experience Matrix” on page 17 and the “Board Diversity Matrix” on page 19 for additional information.
The Nominating and Corporate Governance Committee considers unsolicited inquiries and director candidates recommended by stockholders in the same manner as candidates from all other sources. Recommendations should be sent to the Corporate Secretary at 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008.
Stockholder Nominations
Stockholders may nominate a director candidate for potential election to the Board by following the procedures described in our Amended and Restated Bylaws. Deadlines for stockholder nominations for WillScot Holdings 2026 annual meeting of stockholders are included in the “Stockholder Proposals and Director Nominations for the 2026 Annual Meeting” section on page 69.
Relevant Director Skills
The Board believes our directors and director nominees, as a whole, have the necessary experience and expertise, and each director possesses the particular attributes that qualify him or her to serve on our Board. The Board is committed to maintaining a diversity of skills, experience and attributes that would contribute to the Board’s overall effectiveness and oversight of management, with particular emphasis on the qualifications described below.

&	Leadership
Executive experience managing business operations of comparable scope and scale to the Company and related strategic planning allows Board members to effectively offer guidance on our Company’s complex operations.

8	Finance
Knowledge of or experience in accounting, financial reporting or auditing processes and standards is important to effectively oversee our Company’s financial position, results and accurate reporting, and to assess strategic objectives.

%	Industry
Experience in or with the industrial and business services industries, including modular space and portable storage products and services, allows Board members to evaluate our Company’s business model and strategies and the industry in which we compete.

6	Strategy
Knowledge of or experience in strategic combinations, expansions and operations is important to facilitate robust discussions of strategy, profitability and growth among our Board members and our Company’s management team.

O	Independence	Independence, under both the SEC regulations and Nasdaq listing standards, is a vital component of our governance practices.
:	Public Company
Experience serving on the board of a public company. Knowledge of public company governance matters, policies and best practices assists the Board in considering and adopting applicable corporate governance practices, interacting with various stakeholders interested in these issues and understanding the impact of various policies on our Company.

Director Nominees
Director Nominee Biographies & Qualifications
The Board has nominated the following 10 individuals to stand for election for a one-year term expiring at the annual meeting of stockholders in 2026. Each nominee has consented to serve if elected. If a nominee is unable to serve, the Board may identify a substitute nominee or nominees. If that occurs, all valid proxies will be voted for the election of the substitute nominee or nominees designated by the Board. Alternatively, the Board may determine to keep a vacancy open or reduce the size of the Board.

Mark S. Bartlett
Independent Director Since: 2017 Age: 74
Key Skills & Qualifications
&    Leadership    O    Independence    %    Industry
6    Strategy    :    Public Company    8    Finance
The Board believes Mr. Bartlett’s risk and oversight, accounting and finance expertise, experience as a director of public and private companies, and knowledge of our Company and industry enables him to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Mr. Bartlett has served as a director since 2017, including as a director of the Company since the completion of the WillScot Mobile Mini merger. Mr. Bartlett spent his entire career with Ernst & Young LLP, serving in various executive roles before retiring as partner in 2012. He serves as Lead Independent Director of Zurn Elkay Water Solutions Corp., as a director and member of the Audit Committee at FTI Consulting, Inc., and director and Chair of the Audit Committee and member of the Executive Compensation and Management Development Committee of T. Rowe Price Group, Inc. Mr. Bartlett is a graduate of West Virginia University and a Certified Public Accountant.
Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Holdings Board of Directors
• FTI Consulting, Inc. • Zurn Elkay Water Solutions Corp. • T. Rowe Price Group, Inc.	Audit Committee - Chair Compensation Committee

Erika T. Davis
Independent Director Since: 2022 Age: 61
Key Skills & Qualifications
&    Leadership    O    Independence
6    Strategy
The Board believes Ms. Davis’s experience in Human Resources and various Operational and Administrative roles, as well as her leadership experience at large publicly traded companies in the areas of M&A integration, technology and customer-facing support, enables her to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Ms. Davis has served as Performance Food Group’s Executive Vice President & Chief Human Resources Officer since July 2019. Ms. Davis joined Performance Food Group after a 26-year career with Owens & Minor, a global healthcare services company. For nearly 20 of those years, she served in senior leadership roles including Chief Administrative Officer, Corporate Chief of Staff, and Senior Vice President for Administration & Operations and for Human Resources. Ms. Davis earned her undergraduate degree from the University of Richmond (VA) and holds a Master in Public Administration degree from the University of North Carolina at Chapel Hill.

Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Holdings Board of Directors
None	Compensation Committee Nominating and Corporate Governance Committee

Gerard E. Holthaus
Independent Director Since: 2017 Age: 75
Key Skills & Qualifications
&    Leadership    O    Independence    8    Finance
6    Strategy    :    Public Company    %    Industry
The Board believes Mr. Holthaus’ executive leadership in our industry, including various CFO and CEO roles, risk and oversight, M&A, accounting and finance, corporate governance expertise, experience as a director of public and private companies, and knowledge of our Company enable him to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Mr. Holthaus serves as the Lead Independent Director of WillScot Holdings. He served as Non-Executive Chair of WillScot until the completion of the WillScot Mobile Mini merger and is the former Non-Executive Chairman of Algeco Scotsman Global S.á.r.l. Mr. Holthaus has served in various executive leadership positions, including CEO, CFO and/or Chairman of various companies in our industry. Mr. Holthaus is Non-Executive Chairman of the Board of FTI Consulting and the Baltimore Life Companies. Mr. Holthaus is a graduate of Loyola University Maryland.

Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Holdings Board of Directors
• FTI Consulting, Inc. • NESCO Holdings (former)	Nominating and Corporate Governance Committee - Chair Audit Committee
Worthing Jackman
Independent Director Since: 2024 Age: 60
Key Skills & Qualifications
&    Leadership    O    Independence    8    Finance
6    Strategy    :    Public Company
The Board believes Mr. Jackman’s executive leadership experience, including serving as CEO, President, and CFO of a major publicly-traded company, his expertise in finance, investor relations, and corporate governance, as well as his experience as a director of public companies, enable him to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Mr. Jackman joined the Board in October 2024. Prior to retiring, he held several leadership roles at Waste Connections, a leading integrated solid waste services company that provides collection, transfer, recycling, and disposal services across North America. These roles included CEO and director from July 2019 to April 2023, President from July 2018 to April 2023, CFO from September 2004 to July 2018, and Vice President – Finance and Investor Relations from April 2003 to August 2004. Earlier in his career, Mr. Jackman held various investment banking positions at Alex. Brown & Sons (now Deutsche Bank Securities, Inc.), including as a Managing Director in the Global Industrial and Environmental Services Group. Mr. Jackman has served as a director of Quanta Services since 2005, where he is Chairman of the Audit Committee and a member of the Compensation Committee. He holds a Bachelor of Science in Business Administration with a concentration in Finance from Syracuse University and a Master of Business Administration from Harvard Business School.

Mr. Jackman was identified by senior members of management and multiple stockholders and subsequently recommended to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee then recommended him to the Board who unanimously approved his appointment to the Board.

Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Holdings Board of Directors
• Quanta Services, Inc. • Waste Connections, Inc. (former)	Audit Committee

Natalia N. Johnson
Independent Director Since: 2023 Age: 47
Key Skills & Qualifications
&    Leadership    O    Independence    8    Finance
6    Strategy    %    Industry
The Board believes that Ms. Johnson’s leadership experience at large publicly-traded companies in the areas of digital and technological transformation, human capital, data science, risk management, and operational strategy enables her to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Ms. Johnson joined the Board in August 2023. Ms. Johnson has served as Chief Administrative Officer of Public Storage since August 2020, having previously served as Chief Human Resources Officer from July 2016 to August 2020. Her responsibilities at Public Storage include cybersecurity, technology, transformation, human capital, data science, customer care, safety and security, and corporate strategy. Prior to joining Public Storage, Ms. Johnson spent 13 years in several leadership roles at Bank of America, most recently as SVP, Chief Operating Officer - Mortgage Technology. Earlier in her career, she held various management roles for Coca-Cola and San Cristóbal Insurance in her home country of Argentina. Ms. Johnson She holds a Bachelor of Business Administration degree from Universidad Católica De Córdoba, Argentina.

Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Holdings Board of Directors
None	Audit Committee Compensation Committee

Rebecca L. Owen
Independent Director Since: 2021 Age: 63
Key Skills & Qualifications
&    Leadership    O    Independence
6    Strategy    :    Public Company
The Board believes Ms. Owen’s depth of knowledge of the storage, real estate, construction and adjacent markets, governance expertise, finance, cybersecurity, risk and oversight experience, as well as her experience as a director of two public companies enable her to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Ms. Owen joined the Board in November 2021. She serves as Chairman and founder of Battery Reef, LLC, a commercial real estate investment and management company. She has served in various leadership roles at Clark Enterprises, Inc., including as President and Chief Investment Officer of CEI Realty, Inc. and Chief Legal Officer of Clark Enterprises, Inc. Ms. Owen also serves on the board of Public Storage (NYSE: PSA). She previously served on WillScot’s board prior to the WillScot Mobile Mini merger as well as on the boards of Jernigan Capital, Inc. (formerly NYSE: JCAP) and Columbia Equity Trust, Inc. (formerly NYSE: COE). Ms. Owen also serves on the private boards of Carr Properties, a private office and residential REIT; The Feil Organization, a commercial real estate investment and management company; and the Real Estate Investment Advisory Committee of ASB Capital Management, LLC. Ms. Owen received a Juris Doctorate from University of Chicago Law School and a Bachelor of Arts in Economics from Hamilton College. Further, Ms. Owen has been certified in Cybersecurity Oversight by Carnegie Mellon University and in ESG Oversight by Global Competent Boards.
Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Holdings Board of Directors
• Public Storage • Jernigan Capital, Inc.(former)	Compensation Committee - Chair Nominating and Corporate Governance Committee

Jeff Sagansky
Independent Director Since: 2017 Age: 73
Key Skills & Qualifications
&    Leadership    O    Independence    8    Finance
6    Strategy    :    Public Company
The Board believes Mr. Sagansky’s experience with mergers and acquisitions and capital markets, together with his experience as a senior executive and director of growth-oriented public and private companies, enables him to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Mr. Sagansky has served as a director since November 2017 including as a director of the Company since the completion of the WillScot Mobile Mini merger. Mr. Sagansky has served in various leadership positions with Paxson Communications, Sony Pictures, CBS Entertainment, and Tristar Pictures, to name a few. He was Chairman and CEO of Diamond Platinum Eagle Acquisition Corp., when the company effected a three-way merger with Draft Kings and SB Tech. Mr. Sagansky served as Chairman and CEO of Platinum Eagle Acquisition Corp. and as a director for several other publicly traded companies. He is a graduate of Harvard University.
Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Holdings Board of Directors
• Bold Eagle Acquisition Corp.
• Sharecare, Inc. (former)
• Screaming Eagle Acquisition Corp. (former)
• Target Hospitality Corp. (former)
• Falcon Capital Acquisition Corp. (former)
• Diamond Eagle Acquisition Corp.(former)
Compensation Committee Nominating and Corporate Governance Committee
Bradley L. Soultz
Non-Independent Director Since: 2017 Age: 55
Key Skills & Qualifications
&    Leadership    %    Industry :    Public Company
6    Strategy    8    Finance
The Board believes Mr. Soultz’s insight into our Company and industry from his role as our CEO, together with his leadership and business experience with multinational companies focused on “lean” practices and processes, enables him to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Mr. Soultz is CEO of WillScot Holdings and served as President and CEO of WillScot prior to the WillScot Mobile Mini merger. Prior to becoming WillScot’s President and CEO in November 2017, he served as President and CEO of Williams Scotsman International Inc. (“WSII”). He was responsible for the strategic and operational aspects of WSII’s North American business and for helping the Company transition to a publicly traded company. Before joining WSII, Mr. Soultz was the Chief Commercial and Strategy Officer of Novelis Inc., the world leader in aluminum rolling and recycling. He previously held various leadership roles with Novelis and Cummins in Europe and North America. Mr. Soultz is a graduate of Purdue University.

Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Holdings Board of Directors
None

Michael W. Upchurch
Independent Director Since: 2020 Age: 64
Key Skills & Qualifications
&    Leadership    O    Independence : Public Company
6    Strategy    8    Finance
The Board believes Mr. Upchurch's leadership experience in business, management operations and finance, including his 15-year tenure as CFO, as well as his 35 years of leadership experience with publicly traded companies, including guiding large M&A transactions and navigating the related regulatory and integration regimes enables him to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Mr. Upchurch served as a director of Mobile Mini beginning in February 2019 and has continued as a director of the Company. He served as Executive Vice President and Chief Financial Officer for Kansas City Southern (“KCS”), a transportation holding company that has railroad investments in the U.S., Mexico and Panama linking the commercial and industrial centers of North America, prior to retiring in April 2023. Mr. Upchurch served as Chief Financial Officer at KCS since October 2008, having joined KCS in March 2008. Prior to KCS, Mr. Upchurch held various positions at Sprint, most recently as senior vice president – financial operations. He began his career as an accountant with Price Waterhouse. Mr. Upchurch is a certified public accountant and has a B.S. degree in Business Administration from Kansas State University.

Other Public Company Directorships in the Last 5 Years	Committees of the Holdings Board of Directors
• Mobile Mini, Inc. (until merger)	Audit Committee Nominating and Corporate Governance Committee
Dominick Zarcone
Independent Age: 66
Key Skills & Qualifications
&    Leadership    O    Independence    8    Finance
6    Strategy    :    Public Company
The Board believes Mr. Zarcone's public company executive leadership, finance and corporate governance expertise, as well as his experience as a director of three public companies enable enables him to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Mr. Zarcone most recently served as President & CEO of LKQ Corporation (NASDAQ: LKQ), a leading distributor of alternative and specialty parts to repair and accessorize automobiles and other vehicles, a position he held from June 2017 to June 2024. He previously served as its Executive Vice President and Chief Financial Officer from March 2015 to May 2017. Prior to joining LKQ, Mr. Zarcone held various leadership positions at Baird Financial Group, a capital markets and wealth management company, and certain of its affiliates, including most recently as the Managing Director and Chief Financial Officer from April 2011 to March 2015, as well as the Treasurer of Baird Funds, Inc. Between February 1995 and April 2011, he was a Managing Director of the Investment Banking department of Robert W. Baird & Company, Inc. From February 1986 to February 1995, he was with the investment banking department of Kidder, Peabody & Co., most recently as Senior Vice President. He holds a B.S. in Finance from the University of Illinois at Urbana-Champaign and an M.B.A. from the University of Chicago.
Mr. Zarcone was identified by our outside director search firm. The Nominating and Corporate Governance Committee then recommended him to the Board who unanimously approved his nomination to the Board, which remains subject to stockholder approval.

Other Public Company Directorships in the Last 5 Years
• Generac Holdings, Inc. • Meko AB • LKQ Corporation (former)

Majority Voting for Director Elections
Our Bylaws have a majority vote standard for the election of directors in an uncontested election. In such event, the number of votes cast favoring each director nominee’s election must exceed the number of votes cast against that nominee’s election for stockholders to elect the nominee.
If an incumbent director is not elected, the director nonetheless would remain in office until their successor is elected. As a result, our Bylaws require such incumbent director to tender their resignation to the Chair of the Board within five days following certification of the stockholder vote. The Nominating and Corporate Governance Committee will consider the resignation and, within 45 days following the date after the meeting at which the election took place, recommend to the Board whether the Board should accept the tendered resignation or reject it based on all relevant factors. The Board must act on that recommendation no later than 90 days after the meeting at which the election took place. The Board’s decision, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation, will be disclosed in a Current Report on Form 8-K filed with the SEC. Abstentions and broker non-votes will not have an impact on the election of directors.
Director Meeting Attendance
Board and Committee Meetings
Directors are expected to participate in all meetings of the Board and each committee on which he or she serves. In 2024, the Board held 8 meetings, the Audit Committee held 4 meetings, the Compensation Committee held 4 meetings, and the Nominating and Corporate Governance Committee held 4 meetings. During 2024, each then-current director attended at least 95% of the meetings held by the Board and each committee on which he or she served.
Other Meetings
Our independent directors meet in closed (executive) sessions, without the presence of management. All committee meetings are open to all Board members to attend, review materials and comment on key issues, with voting limited to committee members.
Directors are expected to attend our annual stockholders’ meetings. Each of our directors who was a director of WillScot at the time of our 2024 annual stockholders meeting attended the meeting.
Committees of the Board of Directors
Committee Membership
The Board, upon recommendation from the Nominating and Corporate Governance Committee, reviews and determines the composition of the committees and appoints the Committee Chairs. Through periodic committee refreshment, we balance the benefits derived from continuity and depth of experience with those gained from fresh, diverse perspectives and enriching our directors’ understanding of different aspects of our business.
In 2024, there were changes in membership for the Nominating and Corporate Governance Committee and the Audit Committee. Ms. Davis was appointed to the Nominating and Corporate Governance Committee and Mr. Jackman was appointed to the Audit Committee, effective October 2024. Further, Rebecca Owen was appointed Chair of the Compensation Committee, replacing Mr. Sagansky, who remained a member of the committee. Each standing committee of the Board is currently composed of independent directors. In addition, each committee operates under a written charter. The committee charters are reviewed annually, and more frequently as necessary, to address any new rules or best practices relating to the responsibilities of the applicable committee, or changes to such rules and best practices. The applicable committee recommends changes to its own charter and submits such recommended changes to the Nominating and Corporate Governance Committee, which recommends action by the Board. All charter amendments are submitted to the Board for approval.
A copy of each committee charter is available on our corporate website at https://investors.willscot.com/corporate-governance/committee-composition.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Mark Bartlett *,**	Rebecca L. Owen *	Gerard E. Holthaus *
Gerard E. Holthaus **	Mark Bartlett	Erika T. Davis
Worthing Jackman **	Erika T. Davis	Rebecca L. Owen
Natalia N. Johnson	Natalia N. Johnson	Jeff Sagansky
Michael W. Upchurch **	Jeff Sagansky	Michael W. Upchurch

*Committee Chair **Audit Committee Financial Expert

Audit Committee
The Board has determined that each Audit Committee member is independent and otherwise qualifies as an Audit Committee member pursuant to applicable rules of the SEC and Nasdaq. The Board has determined that Mark S. Bartlett, Gerard E. Holthaus, Worthing Jackman and Michael W. Upchurch each qualifies as an “audit committee financial expert” (as defined by the SEC), based upon the education and experience described in their biography.
The Audit Committee’s primary responsibilities are to monitor: (i) the integrity of our financial statements and accounting and financial reporting processes; (ii) our compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, performance, and independence; (iv) the performance of our internal audit and disclosure controls functions; (v) our risk management framework; and (vi) our policies and processes related to cybersecurity and data-protection threats.
In discharging these responsibilities, the Audit Committee, among other things: (i) selects, oversees, and retains our independent auditor; (ii) reviews and discusses the scope of the annual audit and written communications by our independent auditor to the Audit Committee and management; (iii) oversees our financial reporting activities, including the annual audit and the accounting standards and principles we follow; (iv) approves audit and non-audit services by our independent auditor and applicable fees; (v) reviews and discusses our periodic reports filed with the SEC; (vi) reviews and discusses our earnings press releases and communications; (vii) oversees our internal audit activities; (viii) oversees our disclosure controls and procedures and reviews our internal controls over financial reporting; (ix) monitors, reviews and discusses the Company’s risk management framework, consisting of a variety of potential risks such as cybersecurity, privacy, and sustainability; (x) periodically reviews our policies and processes related to cybersecurity and data-protection threats, including assessment, identification and management of material risks, mitigation strategy, governance and incident reporting, and coordinates with the Board and management, as applicable, to provide oversight over the preparation of relevant disclosures, including those required by the new SEC cybersecurity rules; (xi) oversees the administration of our Code of Business Conduct and Ethics and other ethics policies; (xii) oversees and periodically reviews and edits our Whistleblower Policy; (xiii) reviews, discusses, and approves insider and affiliated person transactions; (xiv) administers the policy with respect to the hiring of former employees of our independent auditor; and (xv) with respect to all of the foregoing responsibilities, interfaces with management, the independent auditor, the internal audit department, and any other parties to discuss, review, and execute such responsibilities. In addition, the Audit Committee performs an annual self-evaluation, reviews its charter and recommends changes to the Nominating and Corporate Governance Committee for submission to the Board for approval, and prepares the Audit Committee report required to be included in our annual proxy statement.
Compensation Committee
The Board has determined that all current Compensation Committee members are non-employee directors and qualify as independent directors. In considering whether a member of the Board is qualified to serve on the Committee, the Board considers all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director's ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by the Company to such director; and (ii) whether such director is affiliated with the Company, a subsidiary of the Company, or an affiliate of a subsidiary of the Company (affiliate status is defined generally as having control of, or being controlled by, another person).
The Compensation Committee and the Board solicit recommendations from our CEO and other officers regarding compensation matters, including the compensation of NEOs and key employees other than our CEO. They assist the Compensation Committee by providing information such as financial results, short-term and long-term business and financial plans, strategic objectives, and talent development and succession planning as well as their views on elements of our compensation program and compensation levels. Our CEO attended all of the Compensation Committee meetings held in 2024, although he did not participate in any portion of the meetings related to his compensation and performance. Only members of the Compensation Committee vote on matters before that committee. The primary responsibilities of the Compensation Committee include: (i) reviewing director compensation and recommending changes to the Board for approval; (ii) reviewing and approving our CEO’s compensation; (iii) reviewing the compensation of other NEOs; (iv) administering our NEO compensation plans, as well as any equity-based compensation plans and any other compensation arrangements, including approving awards thereunder, to the extent such plans and arrangements affect NEOs; (v) overseeing objective performance goals, individual award levels, and operative and subjective performance measures, and overseeing all aspects of NEO incentive compensation; (vi) reviewing and approving any employment agreements, severance arrangements, change in control agreements and severance protection plans, and other contracts, arrangements, or provisions affecting NEOs; (vii) reviewing the compensation disclosures in the annual proxy statement and Annual Report on Form 10-K filed with the SEC and discussing the disclosures with management; (viii) facilitating the annual performance review of the CEO, which is led by the Chair of the Board and incorporates feedback from the entire Board; (ix) performing an annual self-evaluation; (x) reviewing its charter and recommending changes to the Nominating and Corporate Governance Committee for submission to the Board for approval; (xi) submitting all equity-based compensation plans, NEO compensation plans, and material revisions to such plans to a vote of the Board, and to a vote of stockholders if required; (xii) preparing the Compensation Committee report required to be included in our annual proxy statement; (xiii) administering the Company’s Compensation Recoupment Policy and any similar compensation recoupment or clawback policy; (xiv) overseeing of the Company’s diversity and inclusion and human capital initiatives; and (xv) overseeing the biannual review of pay equity for the Company.
Compensation Consultant
Under its charter, the Compensation Committee is authorized to select, retain, and direct the activities, and terminate the services, of compensation advisors, as well as approve fees and expenses of such advisors. The Compensation Committee retained Pay Governance, LLC (“Pay Governance”) as its independent compensation consultant in October 2021. The Compensation Committee periodically evaluates Pay Governance’s independence from management, taking into consideration all relevant factors, including the independence factors specified in SEC regulations and Nasdaq listing rules.

In 2024, Pay Governance advised the Compensation Committee on all NEO and director compensation matters. No services were provided by any company (Pay Governance, nor our Company) to the other during 2023, other than the advisory services provided by Pay Governance to the Compensation Committee. The Compensation Committee has considered all factors relevant to Pay Governance’s independence from management under SEC and Nasdaq rules and has concluded that Pay Governance’s work did not raise any conflicts of interest.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee serves as, or has in the prior three years served as, one of our officers or employees at any time. None of our NEOs serves as, or in the prior three years has served as, a member of the board or compensation committee of any other company that has an executive officer serving as a member of our Board or the Compensation Committee.
Nominating and Corporate Governance Committee
The Board has determined that all Nominating and Corporate Governance Committee members are non-employee directors and qualify as independent directors.
The primary responsibilities of the Nominating and Corporate Governance Committee include: (i) identifying and qualifying the annual slate of directors for nomination by the Board; (ii) assessing the independence of our directors; (iii) identifying and qualifying the candidates for Chair of the Board and for membership and chair of the committees for appointment by the Board and additionally considering the rotation of members of the committees and chairs of the committees; (iv) considering, from time to time, and at least once annually, the operations of the committees, including accepting input from the committees with respect to the responsibilities and organization of such committees and proposing changes to the Board; (v) identifying and qualifying candidates to fill vacancies occurring between annual meetings of stockholders for election by the Board; (vi) monitoring compliance with, considering and reviewing proposed changes to, and periodically assessing the effectiveness of, our Corporate Governance Guidelines, the committee charters, and other policies and practices relating to corporate governance, including, as applicable, for submission to the Board for approval; (vii) monitoring and reviewing responses to stockholder communications with non-management directors together with the Chair of the Board; (viii) overseeing the process for director education and Board and committee self-evaluations; (ix) overseeing the process relating to succession planning for our CEO; (x) reviewing its charter and recommending changes to the Board for approval; (xi) performing an annual self-evaluation; and (xii) overseeing the Company’s public policy and sustainability strategy and initiatives.
Enterprise Risk Management
Throughout the year, the Board, through and in cooperation with its relevant committees and management, also receives reports and acts upon various enterprise risk management issues and dedicates a portion of the Board’s meetings to reviewing and discussing specific risk topics in greater detail. With regard to cybersecurity specifically, the Board receives cybersecurity updates regarding cybersecurity events and threats, the status of our ongoing cybersecurity programs, and planned initiatives designed to continue to enhance our cybersecurity practices. Further, the Board coordinates with the Audit Committee and management, as applicable, to ensure compliance with all applicable disclosure obligations related to cybersecurity threats and incidents, including the Board’s oversight thereof and management’s responsibilities to assess, monitor and manage such threats and incidents. The Company has increased its cybersecurity efforts by: (i) enhancing employee training; (ii) partnering with leading cybersecurity solution providers to protect data, including sensitive and client data; and (iii) engaging third parties to conduct reviews of the Company’s cybersecurity framework and controls environment.

Director Compensation
Our director compensation program is designed to compensate non-executive directors fairly for their service and to align their interests with the long-term interests of our stockholders. Every other year, the Compensation Committee reviews the compensation level of our non-executive directors and makes recommendations to the Board. In 2024, the Committee engaged independent compensation consultant Pay Governance to evaluate the compensation program relative to the director compensation programs of our executive compensation peer group. Pay Governance found that our non-executive director annual retainer was below the peer group median, while other elements of pay (e.g., committee membership, and Board and committee leadership) are appropriately positioned.
In 2024, the annual compensation package for non-executive directors consisted of the following.

2024-Type of Fee	Amount ($)
Retainers
Non-Executive Chair Cash	$150,000
Non-Executive Chair Restricted Stock (one year vesting)	$185,000
Lead Independent Director Cash	$105,000
Lead Independent Director Stock (one year vesting)	$150,000
All Other Non-Executive Directors Cash	$80,000
All Other Non-Executive Directors Restricted Stock (one year vesting)	$150,000

Committee Chair / Member Cash Stipend
Audit Committee	$30,000 / 10,000
Compensation Committee	$22,500 / 7,500
Nominating and Corporate Governance Committee	$15,000 / 6,000
Meeting fees	―
2024 Non-Employee Director Compensation Table
The table below summarizes the compensation paid to our non-employee directors for the year ended December 31, 2024. Mr. Soultz is a member of the Board but does not receive any additional compensation for services provided as a director.

Director Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Mark S. Bartlett	$117,500	$150,000	$267,500
Erika T. Davis	$93,500	$150,000	$243,500
Gerard E. Holthaus	$130,000	$150,000	$280,000
Worthing Jackman	$0(3)	$150,000	$150,000
Natalia N. Johnson	$97,500	$150,000	$247,500
Erik Olsson	$150,000	$185,000	$335,000
Rebecca L. Owen	$108,500	$150,000	$258,500
Jeff Sagansky	$93,500	$150,000	$243,500
Michael W. Upchurch	$96,000	$150,000	$246,000

(1) The amounts in this column represent annual cash retainers and fees paid during 2024.
(2) The amounts reflected in this column represent the aggregate grant date fair value of the restricted stock awards computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair value of the stock awards under ASC 718 is calculated based on the number of shares of our Common Stock underlying the award, multiplied by the closing price of a share of our Common Stock on the date of grant. Furthermore, non-employee directors must retain their equity grants for 12 months before their equity grants will vest.
(3) Mr. Jackman was appointed to the Board in October 2024. Cash retainer $60,000 is paid in 2025.

The aggregate number of shares of restricted stock issued as director compensation that were outstanding and unvested as of December 31, 2024 held by each non-employee director (in their capacity as non-employee directors) was as follows:

Director	Number of Shares of Restricted Stock Unvested as of December 31, 2024
Mark S. Bartlett	3,927
Erika T. Davis	3,927
Gerard E. Holthaus	3,927
Worthing Jackman	4,014
Natalia N. Johnson	3,927
Erik Olsson	4,843
Rebecca L. Owen	3,927
Jeff Sagansky	3,927
Michael W. Upchurch	3,927

Board Election & Leadership Structure
In an uncontested election, directors are elected by a majority of the votes cast. If an incumbent director does not receive a greater number of votes “for” their election than votes “against” such director’s election, then such director must tender their resignation to the Chair of the Board and the Board will consider such resignation following receipt of the recommendation of the Nominating and Corporate Governance Committee. If a nominee who is not currently serving as a director does not receive a majority of the votes cast, they will not be elected to the Board. In such a case, the Board may either reduce the size of the Board or fill the resulting vacancy at a later time in accordance with the Company’s Bylaws.
The Chair of the Board is a non-employee director. The Nominating and Corporate Governance Committee and the Board believe that this leadership structure is the most appropriate one for the Company at this time, as it allows our CEO to focus on the day-to-day management of the business and on executing our strategic priorities, while allowing the Chair of the Board to focus on leading the Board, providing its advice and counsel to the CEO, and facilitating the Board’s independent oversight of management.
The Board’s Role in Risk Oversight
The entire Board has a key oversight role for the Company’s Enterprise Risk Management (“ERM”) program. In particular, the Board is responsible for aggregating, monitoring, measuring and managing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Board administers its oversight of strategic risks directly as well as through the committees of the Board. The Audit Committee, in addition to overseeing financial reporting and control risks, is responsible for monitoring the Company’s risk management framework. The Board’s other committees also assist the oversight function of the Board by addressing risks related to the relevant committee’s particular area of concentration. For example, the Compensation Committee oversees risks related to our executive compensation plans and arrangements, and the Nominating and Corporate Governance Committee oversees risks associated with the independence of the Board. Each committee interfaces with the Board with respect to any risks it identifies, within its set of designated responsibilities, as appropriate, including at meetings of the Board. The Board considers each committee’s assessments, as applicable, and incorporates the insight provided by the assessments of the committees into its overall risk management analysis. Regarding the Audit Committee’s oversight of cybersecurity and data-protection, the Board also relies on the advice of outside cybersecurity consultants. Further, director Rebecca Owen has been certified in Cybersecurity Oversight by Carnegie Mellon University.
The ERM approach enables the Board to align with senior management on the effectiveness of the Company’s risk management practices. The Company has established a risk committee which is responsible for identifying, prioritizing and managing the Company’s risk exposure. The risk committee meets at least quarterly to oversee the implementation of our ERM program and reports regularly to the Board. This process also includes an evaluation of the Company’s preparedness to respond to a risk if realized. The risk committee is chaired by the CEO and includes senior leadership from all relevant functional departments. The CEO is the only member of the Board on the risk committee.
Duties & Responsibilities of the Chair of the Board
•Presides at and leads all meetings of the Board, including separate sessions with only non-executive directors
•Encourages and facilitates active participation of all directors and serves as a liaison between the non-executive directors and our CEO
•Leads the Board’s stockholder outreach and engagement strategy
•Approves Board meeting materials for distribution and Board meeting schedules and agendas
•Has the authority to call meetings of the directors
•Leads the Board’s annual evaluation of our CEO
•Monitors and coordinates with management on corporate governance issues and developments

Non-Employee Director Stock Ownership Guidelines
We maintain stock ownership guidelines for our non-employee directors with a target ownership level of five times the cash portion of the standard annual retainer, excluding chair and meeting fees. Non-employee directors are expected to meet their target ownership level by the later of the fifth anniversary of their appointment or November 1, 2028, which is the fifth anniversary of the effective date of the guidelines. Non-employee directors who have not achieved their target ownership level by the applicable deadline will be expected to retain all of their equity retainers, including any net shares acquired upon any future vesting of restricted stock, net of a number of shares sufficient to cover any taxes due on such retainers, until the target ownership level is met. Once a non-employee director has met the target ownership level, the director will be deemed thereafter to have satisfied the target ownership level until such time as the director disposes of any shares, after which compliance will be re-measured. The guidelines also provide guidance for calculating ownership levels. As of the date of this Proxy Statement, all of our non-employee directors either had met the target ownership level or have the opportunity to meet the target ownership level within the prescribed period. We have also adopted stock ownership guidelines for our NEOs as described below.
Prohibition Against Hedging and Pledging
We maintain a policy under which our directors, NEOs and other employees are prohibited from engaging in hedging or monetization transactions. The policy prohibits the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds to accomplish hedging or monetization transactions, and it applies to equity securities granted as compensation as well as to equity securities otherwise held by our non-employee directors and employees. In addition, our directors and NEOs, and other employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for loans except as may be approved by the Board.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines that reflect its commitment to oversee the effectiveness of policy and decision-making at the Board and management level, with a view to enhancing stockholder value over the long-term. Our Corporate Governance Guidelines are available online at https://investors.willscot.com/corporate-governance/governance-overview.
Codes of Business Conduct & Ethics
Our Board has adopted a Code of Business Conduct and Ethics (“Code of Business Conduct”), which applies to our directors, officers and employees, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers (“Code of Ethics”), which supplements our Code of Business Conduct and applies to our CEO, principal financial officer, principal accounting officer and controller. Copies of the Code of Business Conduct and the Code of Ethics are available online at https://investors.willscot.com/corporate-governance/governance-overview. If the Board grants a waiver under our Code of Business Conduct to any director, executive officer or senior financial officer, or we make any substantive amendment to the Code of Ethics or grant any waiver thereunder to a covered officer, we will promptly disclose the nature of the applicable waiver or amendment on our website.
Board Evaluation Process
Our Board continually seeks to improve the skill set and diversity of its members. Each year, the Board conducts a rigorous annual evaluation to help determine whether the Board and its committees are functioning effectively. The Nominating and Corporate Governance Committee oversees this process. The self-evaluation process solicits input from the directors regarding the performance and effectiveness of the Board, the committees and the individual directors, and provides an opportunity for directors to identify areas for improvement. The Nominating and Corporate Governance Committee reviews the results and feedback from the self-evaluation process and makes recommendations for improvements, as appropriate. Our annual evaluation process allows the Board to assess its performance and practices and identify areas for improvement. Additionally, our Lead Independent Director has regular one-on-one discussions with our Board members and conveys their feedback on an ongoing basis to our Chair of the Board. Further, the Board, every third or fourth year, engages an independent third-party evaluation firm. In late 2022, this effort included the engagement of Spencer Stuart to augment the Board’s annual evaluation and succession planning processes in 2023. The Board continues to seek diverse candidates with unique skill sets to help us further enhance stockholder value creation and support a continuation of our robust growth trajectory for the next five years. We believe that this continuous feedback cycle, along with our formal annual evaluation process, contributes to the overall functioning and ongoing effectiveness of our Board.
The findings of the Spencer Stuart review identified the Board overall as performing well, providing accountable oversight, and demonstrating a commitment to best practices. The review found that the Board has delivered oversight of all critically important business areas and demonstrated its capacity to make changes in the best interest of stockholders. This report also identified areas that can be developed further to elevate the Board’s performance, including planning for Board and management succession and development, optimizing the Board’s leadership model, and deepening the Board’s strategic oversight.
Director Independence
Nasdaq listing rules require a majority of our Board to be independent. An “independent director” is defined generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the Company’s Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our Board annually makes an affirmative determination regarding the independence of each director based upon the recommendation of the Nominating and Corporate Governance Committee and pursuant to the standards in our Corporate Governance Guidelines. Applying these standards, the Board has affirmatively determined that Messrs. Bartlett, Holthaus, Jackman, Olsson, Sagansky, and Upchurch, and Mmes. Davis, Johnson, and Owen are “independent directors”. The Board has also determined that, if elected, Dominick Zarcone would be considered an independent director. The Board has determined that Mr. Soultz is not an “independent director” due to his role as CEO of the Company.
In making these determinations, the Board considered the following factors, among others: (i) the ownership positions and contractual arrangements of our Board members and nominee, and their affiliates, with our Company; (ii) the corporate governance and other policies adopted by the Board to help avoid conflicts and potential conflicts of interest; (iii) the contractual arrangements and annual payments between our Company and other companies upon which our directors and nominee also serve as directors; and (iv) the alignment of the long-term interests of the stockholders that appointed our Board members with the long-term interests of our other stockholders.
Communication with the Board
Stockholders, employees and other interested parties may communicate with any of our directors, our Board as a group, our independent directors as a group or any Board committee as a group by sending such communications to the Corporate Secretary to be forwarded to the Chair of the Board. The Corporate Secretary may respond directly or redirect any such communication to another department of the Company for an appropriate response if, in the discretion of the Corporate Secretary, such a direct response is more appropriate. The Corporate Secretary may also ignore any communication that he or she determines to be of a commercial or frivolous nature or otherwise inappropriate for Board consideration.

PROPOSAL 2 – RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Snapshot
What Am I Voting On?
The Board seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.
Voting Recommendation: FOR the ratification of our independent registered public accounting firm.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm, Ernst & Young LLP (“EY”). The Audit Committee believes the retention of EY to serve as the Company’s independent registered public accounting firm for 2025 is in the best interests of the Company and its stockholders, and recommends the same. If the appointment of EY is not ratified by our stockholders, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.
EY representatives will be present at the annual meeting and will have the opportunity to make a statement and respond to questions.
Audit Fees & Approval Process
The Audit Committee pre-approves all audit and non-audit services to be performed by the independent registered public accounting firm in compliance with the Sarbanes-Oxley Act and the SEC rules regarding auditor independence. These services may include audit services, audit-related services, tax services and all other services. Proposed services may either be pre-approved without consideration of specific case-by-case services by the Audit Committee or require the specific pre-approval of the Audit Committee. Unless a type of service has received general pre-approval, it will require specific pre-approval if it is to be provided by EY. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval.
Pre-approval fee levels or budgeted amounts for all services to be provided by EY are established annually by the Audit Committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the Audit Committee. The Audit Committee may delegate either type of approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has delegated to its Chair the authority to pre-approve any permissible non-audit services with a fee of $50,000 or less.
In 2024, all of the services were approved by our Audit Committee or, if applicable, the Committee Chair.
Independent Registered Public Accounting Firm Fee Information
Fees for professional services provided by our independent registered public accounting firm, EY, included the following:

	2024	2023
Audit(1)	$3,611,041	$3,518,090
Audit-Related	$—	$—
Tax Compliance(2)	$—	$—
Tax Planning(3)	$88,246	$231,581
All Other	$—	$—

(1) Audit fees include, without limitation, fees billed for professional services rendered for the audit of annual financial statements, including certain required statutory audits; support of acquisitions and divestitures accounting, and ongoing M&A activity; the review of interim financial statements; and comfort letters and consents.
(2) Tax compliance fees include, without limitation, fees billed for tax services rendered for the review of tax returns.
(3) Tax planning fees include, without limitation, fees billed for tax services rendered for routine tax advisory services.

The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the matter is required to ratify our independent registered public accounting firm. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the proposal.
The Board of Directors Unanimously Recommends That You Vote FOR Proposal 2.

AUDIT COMMITTEE REPORT
The Audit Committee is composed of five directors, all of whom meet the independence standards of the Nasdaq, SEC and our Corporate Governance Guidelines, and operates under a written charter adopted by the Board.
Management is responsible for the Company’s internal controls and the financial reporting process. EY, acting as our independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board (“PCAOB”). Management concluded that no material weakness existed in our internal controls over financial reporting in the past two fiscal years. The Audit Committee has discussed with the Company’s independent registered public accounting firm the overall scope and execution of the independent audit and has reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent registered public accounting firm other matters required by PCAOB auditing standards and SEC requirements.
The independent registered public accounting firm provided to the Audit Committee the written communications required by applicable standards of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed the independent registered public accounting firm’s independence with management and the independent registered public accounting firm. The Audit Committee also considered whether the provision of other non-audit services by the Company’s independent registered public accounting firm to the Company is compatible with maintaining independence.
The Audit Committee concluded that the independent registered public accounting firm’s independence had not been impaired.
Based on the reviews and discussion referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s 2024 Annual Report on Form 10-K.
By the members of the Audit Committee as of February 14, 2025, consisting of:

Audit Committee
Mark S. Bartlett (Chair)
Gerard E. Holthaus
Worthing Jackman
Natalia N. Johnson
Michael W. Upchurch

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 3 – ADVISORY (NON-BINDING) VOTE REGARDING EXECUTIVE COMPENSATION (SAY-ON-PAY)

Proposal Snapshot
What Am I Voting On?
The Board seeks an indication from stockholders of their approval or disapproval of the compensation of our named executive officers.
Voting Recommendation: FOR the approval, on an advisory basis, of the compensation of our named executive officers.

As required under Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement.
Prior to submitting your vote, we encourage you to read our CD&A and the accompanying executive compensation tables and narrative disclosures, which describe in detail our executive compensation program and decisions made by our Compensation Committee for 2024. We believe that our long-term success depends on our ability to attract, motivate, focus and retain highly talented individuals who are committed to our vision, strategy, and corporate culture. To that end, we designed our executive compensation program to link our executives’ pay to our Company’s annual and long-term performance, and to successful execution of our business strategies. We also use our executive compensation program to encourage high-performing executives to remain with us over the course of their careers.
This vote is advisory only, and our named executive officers’ compensation is not conditional on it. The vote will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal.
We believe that the information provided in this Proxy Statement demonstrates our commitment and the commitment of our Compensation Committee to our pay-for-performance philosophy. The Board recommends that you approve the compensation of our named executive officers as described in this Proxy Statement by approving the following, non-binding, resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described pursuant to the rules of the Securities and Exchange Commission (the “SEC”), including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement.”
The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the matter is required to provide advisory approval of the compensation paid to our named executive officers as described in this Proxy Statement. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the proposal. We intend to hold the next advisory vote on the compensation of our named executive officers at our 2026 annual meeting.
The Board of Directors Unanimously Recommends That You Vote FOR Proposal 3.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis, or "CD&A," section describes the material elements of our executive officer compensation program and policies for 2024, and the principles and objectives of our decisions with respect to 2024 compensation for our named executive officers.
Executive Officers Covered by this Compensation Discussion and Analysis
In this CD&A, we provide information regarding our compensation policies and decisions relating to our Chief Executive Officer (“CEO”), President and Chief Operating Officer (“COO”), who served as our Chief Financial Officer (“CFO”) during 2024, Executive Vice President – Chief Legal & Compliance Officer & ESG (“CLO”), Executive Vice President – Chief Human Resources Officer (“CHRO”), Executive Vice President – Chief Information Officer (“CIO”) and Senior Vice President – Chief Accounting Officer (“CAO”). We refer to these executive officers as our “named executive officers” (“NEOs”). We intend this CD&A to provide information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provided to the NEOs.
The named executive officers for 2024 and their titles are listed in the following table:

Name	Age	Title
Bradley L. Soultz	55	Chief Executive Officer (CEO)
Timothy D. Boswell	46	President and Chief Operating Officer (COO)(1)
Hezron T. Lopez	53	Executive Vice President – Chief Legal & Compliance Officer & ESG (CLO)
Felicia K. Gorcyca	46	Executive Vice President – Chief Human Resources Officer (CHRO)
Graeme Parkes	52	Former Executive Vice President – Chief Information Officer (CIO)(2)
Sally J. Shanks	48	Senior Vice President – Chief Accounting Officer (CAO)
(1) Mr. Boswell served as our CFO during all of 2024 before we promoted him to COO effective January 1, 2025. As previously disclosed, Matthew Jacobsen succeeded Mr. Boswell as CFO effective January 1, 2025.
(2) As we previously disclosed, Mr. Parkes departed from the Company effective December 31, 2024. In connection with his departure, Mr. Parkes will be entitled to receive certain benefits consistent with his amended and restated employment agreement with the Company.

Executive Officer Biographies

Bradley L. Soultz Mr. Soultz is CEO of WillScot Holdings and served as President and CEO of WillScot prior to the WillScot Mobile Mini merger. Prior to becoming WillScot’s President and CEO in November of 2017, he served as President and CEO of Williams Scotsman International Inc. (“WSII”). He was responsible for the strategic and operational aspects of WSII’s North American business and for helping the Company transition to a publicly traded company. Before joining WSII, Mr. Soultz was the Chief Commercial and Strategy Officer of Novelis Inc., the world leader in aluminum rolling and recycling. He previously held various leadership roles with Novelis and Cummins in Europe and North America. Mr. Soultz is a graduate of Purdue University.

Timothy D. Boswell Mr. Boswell is our President and COO and previously served as our President and CFO from September 2021 through December 2024, having previously served as CFO since the completion of the Williams Scotsman carve-out transaction (formerly Algeco Scotsman) in November 2017. We promoted Mr. Boswell from CFO to COO effective January 1, 2025. Mr. Boswell was previously Vice President, Finance and Treasurer of Williams Scotsman International, where he was responsible for the company’s North American finance, strategy and IT functions. He also previously served as the company’s Vice President of Strategy and Business Development, where he was responsible for the development and execution of strategic initiatives and for pricing, value-added products and services, and marketing. Prior to joining Algeco Scotsman in June 2012, Mr. Boswell was a Vice President of Sterling Partners, a Chicago-based private equity firm with $4 billion of assets under management, with responsibilities for principal investing and portfolio company management. Earlier in his career he worked at Banc of America Capital Investors, Edgeview Partners, and Bear, Stearns & Co. Mr. Boswell holds a Bachelor of Arts degree in Economics and Psychology from Davidson College and a Master of Business Administration degree from the Darden School of Business at the University of Virginia.

Hezron T. Lopez Mr. Lopez has served as our Executive Vice President – Chief Legal & Compliance Officer & ESG since June 2022. He joined WillScot in June 2019 and served as Vice President, General Counsel & Corporate Secretary until the merger with Mobile Mini in July 2020. Following the merger, he assumed the role of EVP - Chief Human Resources Officer & ESG of WillScot Mobile Mini. Previously, Mr. Lopez served from 2012 to 2018 as Senior Vice President, General Counsel and Corporate Secretary of Herman Miller, Inc. (Nasdaq: MLHR), a manufacturer of home and office furniture. From 2008 to 2012, Mr. Lopez served as Associate General Counsel and Head of Mergers & Acquisitions, Commercial and International for A.O. Smith Corporation (NYSE: AOS), the leading manufacturer of water heating equipment and water treatment products. Mr. Lopez holds a Bachelor of Science degree in City & Regional Planning from California Polytechnic State University, San Luis Obispo, and a Juris Doctor degree from the Indiana University Maurer School of Law.

Felicia Gorcyca Ms. Gorcyca has served as our Executive Vice President – Chief Human Resources Officer since June 2023. Ms. Gorcyca has diversified experience in strategic human resources roles, most recently as Chief People Officer for LifeStance Health (Nasdaq: LFST) and President of LifeStance Health Foundation. Previously with TPG Capital, she was an Operations Director and member of the Global Human Capital team where she partnered with TPG portfolio companies to build transformative leadership teams and boards, and expanded the TPG CHRO Network with a focus on HR strategy and practices. Prior to joining TPG, Ms. Gorcyca held senior HR leadership roles including Chief People Officer for Stack Sports, and Global Head of People Operations for Solera Holdings, Inc., where she gained extensive experience in non-U.S. labor markets. She previously served as a Consultant in the Los Angeles office of Spencer Stuart where she spent 13 years with the firm conducting executive search assignments and advising clients on leadership development and succession planning. Ms. Gorcyca holds a Bachelor of Science degree in International Business from Pepperdine University, and a Master of Public Health degree with Delta Omega honors from UCLA.

Graeme Parkes Mr. Parkes served as our Executive Vice President – Chief Information Officer from the time of the merger with Mobile Mini in July 2020 until December 31, 2024. He previously served as CIO for Mobile Mini, which he joined in 2014.

Sally J. Shanks Ms. Shanks has served as our Senior Vice President – Chief Accounting Officer since 2022, having served as Chief Accounting Officer for WillScot since 2017. She is responsible for the Company’s accounting, reporting and tax functions. Ms. Shanks joined WillScot from Merkle Inc., a global technology-enabled performance marketing agency, where she served in various financial leadership roles from 2009 - 2017, including Senior Vice President, Accounting & Treasury. Prior to that she held the role of Director of Accounting and Reporting for Laureate Education. Ms. Shanks started her career with PricewaterhouseCoopers, holds a Bachelor of Science degree in Accounting from Providence College, and is a certified public accountant.

Our Executive Compensation Program
We lease innovative and flexible temporary space solutions with furniture and appliances, or Value-Added Products, so that our customers are immediately productive, safe, and comfortable. We maximize value by safely and frugally growing lease revenue, driving units on rent, optimizing rate, and Value-Added Products penetration to delight our customers, support our employees, and deliver outstanding returns to our stockholders. In 2024, WillScot Holdings generated $2.395 billion of revenue, $1.06 billion of Adjusted EBITDA, and $553.9 million of Adjusted Free Cash Flow representing growth relative to 2023 of 1.3%, 0.2%, and -4.1% respectively.(1) In 2024, the Company generated $28.1 million of net income, which included $225 million of one-time, non-recurring payments for the McGrath termination fee and transaction costs from terminated transactions, as well as a non-cash impairment loss on an intangible asset of $133 million. Excluding these costs and other relevant expenses, the Company generated $310 million of Adjusted Income from Continuing Operations in 2024.
(1) All metrics presented from continuing operations. Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. Reconciliations to comparable GAAP measures can be found in the Appendix.

Our goal is to retain and attract experienced and talented executive officers and to motivate them to achieve our short-term and long-term financial, operational, and strategic objectives that produce and promote stockholder value. To achieve this goal, we strongly emphasize a culture of pay for performance to provide incentives and accountability for our executive officers in working toward the achievement of our objectives. Accordingly, we have designed our incentive compensation with the goal of ensuring that actual realized pay varies above, or below, targeted compensation opportunity based on achievement of challenging performance goals and demonstration of meaningful individual commitment and contribution.
The table below outlines each of the principal elements of our executive compensation program:

Pay Element	Who Receives	Form of Delivery	Type of Performance	Performance Period	How Payout is Determined	2024 Performance Measures
Base Salary	All named executive officers	Cash	Short-term emphasis (fixed)	Bi-weekly	N/A	Individual
STIP	All named executive officers	Cash	Short-term emphasis (variable)	1 year	Pre-established formula	Adjusted EBITDA, Q4 Lease Revenue
Performance-Based RSUs	All named executive officers	Equity	Long-term emphasis (variable)	3 years (cliff vesting)	Pre-established formula	Relative TSR vs. S&P MidCap 400 Index
Time-Based RSUs	All named executive officers	Equity	Long-term emphasis (variable)	4 years (ratable annual vesting)	Stock price at each vesting date	Service Period

Key 2024 Compensation Actions
The elements of our total direct compensation, which consist of base salary, short-term cash incentive compensation and long-term equity incentive compensation, for our named executive officers and a summary of the actions that our Compensation Committee took during 2024 are set forth below.

Compensation Component	Link to Business and Talent Strategies	2024 Compensation Actions
Base Salary	•Competitive base salaries help attract and retain executive talent.
•The CEO’s increase for 2024 was 4% and the increases for the other NEOs for 2024 ranged from 4% to 5.3%, to reflect role and responsibility changes and increases, respectively; strong Company performance; and for improved alignment with market compensation levels.

Short-Term Cash Incentive Compensation	•Focus executives on achieving annual financial results that are key indicators of annual financial and operational performance.	•Named executive officers earned annual cash incentive awards valued at 32.8% of target (Adjusted EBITDA payout below target; Q4 Lease Revenue below target).
Long-Term Equity Incentive Compensation
•2024 annual equity-based awards consisted of Performance-Based RSUs and Time-Based RSUs.
•Payouts under Performance-Based RSUs will be based on relative total shareholder return (TSR) over a 3-year period versus constituent companies in the S&P MidCap 400 Index.
•Time-Based RSUs provide focus on stock price growth and support and underpin our talent retention objectives.

•The target annual equity award mix is 70% Performance-Based RSUs and 30% Time-Based RSUs for the CEO, COO, who served as our CFO during 2024, CLO and CHRO; and 65% Performance-Based RSUs and 35% Time-Based RSUs for all other named executive officers.
•Performance-Based RSUs are subject to a 3-year performance period (3 years following the grant date).
•Time-Based RSUs vest over four years, in equal annual installments.

Pay Mix is Majority Performance-Based

Emphasis on Performance-Based Elements of Compensation

It remains our firm belief that the majority of compensation of our senior executives should be based on our overall performance. A significant portion of our executives’ pay is incentive-based and therefore at risk. In 2024, as shown in the preceding chart, performance-linked components (Annual Performance Bonus (“STIP”) and long-term incentive compensation) were 88% of the CEO’s target total direct compensation opportunity, which we define as base salary, target STIP and target value of long-term incentive compensation. This is 78% of the average target total direct compensation opportunity for the other named executive officers.

Our Governance Practices
The Compensation Committee reviews on an ongoing basis our executive compensation program to evaluate whether it supports our executive compensation philosophies and objectives and is aligned with stockholder interests. This alignment is evidenced by the results of our 2024 non-binding advisory vote on named executive officer compensation (“say-on-pay vote”), which received support from 96.82% of the shares voted. We also seek to implement strong corporate governance practices in other areas as well as compensation. Our compensation and other corporate governance practices include the following:

We do (✔)				We do not (X)
✔	Have pay for performance by structuring a significant percentage of target annual compensation in the form of variable, at-risk compensation	✔	Annually solicit feedback from our stockholders on compensation and governance matters	X	Offer compensation-related tax gross-ups
✔	Have pre-established performance goals that are aligned with creation of stockholder value	✔	Have Board oversight of sustainability matters	X	Allow hedging, short sales, monetization, derivative and similar transactions of our securities by directors, officers or other employees, unless approved by the Board
✔	Have a comprehensive Code of Business Conduct, Code of Ethics, and Corporate Governance Guidelines	✔	Have Audit Committee and Compensation Committee oversight of the Company’s Enterprise Risk Management Program	X	Allow pledging of our securities by directors, officers or other employees
✔	Conduct annual market comparison of executive compensation against a relevant peer group	✔	Elect directors by majority vote	X	Pay dividends on unearned performance-based awards (1)
✔	Have double-trigger vesting for equity awards in the event of a change in control	✔	Grant the Board and each committee express authority to retain outside advisors	X	Pay dividends on unvested time-based awards (1)
✔	Have an equity plan dilution within market practices	✔	Split the roles of Chair of the Board and Chief Executive Officer	X	Grant stock options with exercise prices less than the fair market values of our common stock on the grant date
✔	Have robust stock ownership guidelines for executives and directors that reinforce alignment with stockholders	✔	Perform annual Board and committee self-evaluations	X	Reprice or buy-out underwater stock options without stockholder approval
✔	Have a recoupment policy that authorizes recovery of cash and equity incentive compensation and exceeds SEC regulations	✔	Perform an annual review of a CEO succession plan	X	Provide reload provisions in any stock option grant
✔	Have cash severance within market practices	✔	Perform an annual review of senior management succession planning	X	Provide defined benefit pension plans for executives
✔	Provide senior executives generally the same benefits as full-time employees	✔	Have a Nominating and Corporate Governance Committee with oversight over the Company’s governance framework	X	Have any significant perquisites
✔	Mitigate undue risks, particularly by annual review of plans, policies and practices	✔	Have oversight of the Company’s goals and objectives relating to human capital management, diversity and inclusion by the Compensation Committee
✔	Have an independent compensation consultant advising the Compensation Committee

(1)Dividend equivalents accumulate for unearned and unvested awards, but such dividends do not vest until the vesting date of the underlying awards.

How We Determine Executive Compensation
Executive Compensation Philosophy
The Compensation Committee and the Board believe our executive compensation program should reward actions and behaviors that drive stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses heavily on variable, performance-based incentives that create a balanced focus on our short-term and long-term financial, operational, and strategic goals. To that end, the Compensation Committee’s goal is to implement an executive compensation program that is built upon the following objectives:
•Attracting and Retaining the Right Talent. Executive compensation should be market-competitive to attract and retain highly motivated talent with a performance-driven mindset.
•Pay for Performance. A significant percentage of an executive’s compensation should be directly aligned with Company performance, with a balance between short-term and long-term performance.
•Alignment with Stockholder Interests. Our executives’ interests should be aligned with stockholder interests through the risks and rewards of stock ownership in the Company.
Oversight Responsibilities for Executive Compensation

Compensation Committee	•Establishes executive compensation philosophy and oversees human capital management strategy.
•Approves incentive compensation and target performance expectations for the STIP and long-term incentive awards.
•Reviews NEO compensation and approves all compensation actions for the NEOs, including base salary, target and actual STIP and long-term incentive awards.
All Board Members
•Assess performance of the CEO and provide governance oversight for other executive compensation matters, including considering the results of “Say-on-Pay” votes, receiving and considering feedback on an on-going basis from stockholders and other sources regarding executive compensation, overseeing the application of stock ownership guidelines that are applicable to the CEO, and other similar responsibilities.

Independent Compensation Consultant – Pay Governance
•Provides independent advice, research and analytical services on a variety of subjects to the Compensation Committee, including talent and retention, compensation of executive officers, non-employee director compensation and executive compensation trends.

•Participates in Compensation Committee meetings as requested and communicates with the Chair of the Compensation Committee between meetings.

•Reports to the Compensation Committee, does not perform any other services for the Company, and has no economic or other ties to the Company or the management team that could compromise its independence or objectivity.

CEO and Management
•Management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to all NEOs, other than the CEO, and provides these recommendations to the Compensation Committee, which reviews its recommendations and makes the final decisions, with advice from its independent consultant, as appropriate.
•Responsible for the administration of the compensation program once Compensation Committee decisions are finalized.

Use of Market Data
In setting executive compensation, our Compensation Committee considers the competitive pay environment and seeks to ensure that our executives’ compensation opportunities are competitive with the market. For 2024, the Compensation Committee, working with its independent compensation consultant, Pay Governance, recommended a peer group of companies that would serve as a reference point when setting pay levels and understanding pay practices. This peer group was drawn from companies that aligned well with our business, our size (based on return on invested capital (“ROIC”), growth, free cash flow, revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and market capitalization), our industry, our customer base, and our national scope or similarity of distribution. The Compensation Committee also selected companies that may compete with us for talent, customers or both talent and customers.

The Compensation Committee reviews the peer group annually and in late 2023 approved the following peer group for use in setting compensation for 2024:

•Air Lease Corporation	• Iron Mountain Incorporated
•Americold Realty Trust	• Lamar Advertising Company (REIT)
•Cintas Corporation	• Republic Services, Inc.
•Clean Harbors, Inc.	• Stericycle, Inc.
•CubeSmart	• Triton International Limited
•Extra Space Storage Inc.	• UniFirst Corporation
•GATX Corporation	• United Rentals, Inc.
•GFL Environmental Inc.	• Waste Connections
•Herc Holdings Inc.
The group reflects the complexities of our business, including our long-duration lease portfolio and emphasis on and expertise developing turnkey space and storage solutions. Our business also uses long-lived assets, due to our ability to lease a unit, renew and refurbish it upon return, and reuse it up to seven times or more over a 20- to 30-year period. Finally, as we continue to scale and grow our business, we updated the peer group to include larger peers than we had included in the past.
Because there is limited information on positions other than the CEO and CFO in the peer group data, the Compensation Committee also reviews data from national survey sources related to general industry when it considers the market competitiveness of named executive officer compensation levels or market practices. The Compensation Committee does not review the specific companies included in these surveys and the data presented to the Compensation Committee are general and not specific to any particular subset of companies.
The Compensation Committee does not target a specific competitive position versus the peer group or other survey data in determining the compensation of our named executive officers. Instead, the compensation practices of the peer group and the Company’s industry survey information are two data points that the Compensation Committee considers, in addition to pay for performance and the other principles of our compensation program, in seeking to establish compensation for our executive officers that best furthers our performance objectives and stockholder interests.
2024 Named Executive Officer Compensation Elements in Detail
Base Salaries
The Compensation Committee approved changes in NEO base salaries for 2024 based on an assessment of individual performance and to better align with market compensation levels and to reflect role and responsibility changes and increases, respectively, and strong Company performance. Base salary represents the fixed amount that we pay to each named executive officer for performing their normal duties and responsibilities. We determine the amount based on the NEO’s overall performance, level of responsibility and comparison to the peer group and other survey data. Based on these criteria, the Compensation Committee established the following 2024 base salaries for the NEOs:

Executive Officer	2024 Base Salary	2023 Base Salary	Year Over Year Change
Bradley L. Soultz	$1,018,617	$979,440	4.0%
Timothy D. Boswell	$681,852	$655,627	4.0%
Hezron T. Lopez	$575,000	$546,000	5.3%
Felicia K. Gorcyca	$468,000	$450,000	4.0%
Graeme Parkes	$454,272	$436,800	4.0%
Sally J. Shanks	$426,400	$410,000	4.0%

Short-Term Incentive Plan
Our annual STIP rewards employees for achieving critical business and financial goals that are key indicators of operational performance. The Compensation Committee establishes performance goals for the STIP at the beginning of each fiscal year. Where minimum threshold performance targets are satisfied, annual incentive payments can range from 0% to 200% of the target award opportunity, based on performance relative to the performance goals, as determined by the Compensation Committee.

2024 STIP Target Award Percentages
The Compensation Committee reviews our STIP opportunities each year to ensure that they are competitive. For 2024, the Compensation Committee granted STIP awards to our named executive officers with the target levels expressed as the following percentages of the corresponding base salaries:

Executive Officer	2024 Target Percentage of Base Salary	2023 Target Percentage of Base Salary	Year Over Year Change
Bradley L. Soultz	150%	150%	N/A
Timothy D. Boswell	125%	125%	N/A
Hezron T. Lopez	100%	90%	11%(1)
Felicia K. Gorcyca	75%	75%	N/A
Graeme Parkes	75%	75%	N/A
Sally J. Shanks	50%	50%	N/A

(1) Following an updated competitive market review of similar positions, a review of pay alignment among executives and based on individual performance, the Compensation Committee approved this target STIP increase for Mr. Lopez in 2024.

2024 STIP Performance Goals and Actual Performance
The Compensation Committee undertook a rigorous review and analysis to establish the 2024 performance goals under the STIP. The Committee established the performance levels such that achieving threshold levels would represent minimum acceptable performance and achieving maximum levels would represent outstanding performance. The target performance goals aligned with our annual operating plan.
The Compensation Committee determined the 2024 STIP awards for our named executive officers using the following framework, with the STIP payout based on the Target/Payout Table that appears below:

Base Salary	X	Target Percentage	X	Payout Percentage	=	Annual Cash Incentive Award

STIP Target/Payout Table
Financial Performance Achievement Percentage	Payout Percentage
Below 90%	0%
90%	50%
100%	100%
Above or equal to 120%	200%

Annual Cash Earned
For 2024, the Compensation Committee established the following financial goals and payout levels under the STIP:

Measure	Weighting	Rationale for Measure	Payout Range(2)
Adjusted EBITDA	70%(1)	Adjusted EBITDA reflects our operating performance and is a key measure for our investors. We calculate the measure on a semi-annual basis (with the first-half and second-half performance equally weighted at 35%).	50% - 200%
Q4 Lease Revenue	30%(1)	Q4 Lease Revenue provides for clearer alignment and motivation to drive run-rate revenues headed into the subsequent plan year. The measure is derived coincidental with the annual budget process.	50% - 200%
(1) The weighting percentage for Adjusted EBITDA may be lower for certain employees at the vice president level and below. For those employees, the weighting percentage for Q4 Lease Revenue may be higher.
(2) Performance below 90% of the target performance goals results in a 0% payout.

The threshold, target and maximum performance and payout opportunities under the 2024 STIP (subject to interpolation between points), along with the actual performance achieved and related payout percentage, are set forth below:

	Weighting	Threshold	Target	Maximum	Actual	% of Target Achieved	Payout %
Payout %	100%	50%	100%	200%
Adjusted EBITDA – First Half ($ millions)	35%	$466.0	$517.8	$621.4	$511.5	98.8%	93.9%
Adjusted EBITDA – Second Half ($ millions)	35%	$567.0	$630.0	$756.0	$552.8	87.7%	0.0%
Q4 Lease Revenue ($ millions)	30%	$479.1	$532.3	$638.8	$466.3	87.6%	0.0%
Weighted Average Payout: 32.86%
Based on the achievement of the 2024 financial performance goals, the Compensation Committee approved the following STIP awards that our NEOs who were serving as of the last day of 2024 earned for 2024.

Executive Officer	Target STIP Opportunity	Payout % of Target	STIP Earned
Bradley L. Soultz	$1,527,927	32.86%	$502,153
Timothy D. Boswell	$852,315	32.86%	$280,113
Hezron T. Lopez	$575,000	32.86%	$188,974
Felicia K. Gorcyca	$351,000	32.86%	$115,356
Graeme Parkes	$340,704	32.86%	$111,972
Sally J. Shanks	$213,200	32.86%	$70,068

2024 Long-Term Incentive Awards
For 2024, for our annual grants, each of our named executive officers received a long-term equity incentive target grant denoted in terms of a dollar value, which we allocated between Performance-Based RSUs and Time-Based RSUs. We provide details on the types of equity awards we granted in the table below.

Annual Equity Award	Target Weighting	Rationale and Key Features
Performance-Based RSUs	70% for CEO, COO (who served as our CFO during 2024), CLO and CHRO, 65% for all other NEOs
•Incentivize NEOs to achieve specific measurable stock price performance over a three-year performance period.
•Performance will be measured relative to constituent companies in the S&P MidCap 400 Index as of the date of grant.
•Earned shares vest and are issued at the end of the three-year performance cycle and range from 0% for below threshold performance to 200% of the target number of shares for maximum performance.

Time-Based RSUs	30% for CEO, COO (who served as our CFO during 2024), CLO and CHRO, 35% for all other NEOs
•Align pay and Company performance as reflected in our stock price.
•Encourage retention of our executive officers’ services and promote ownership by our executives in Company stock.
•Time-Based RSUs vest in one-fourth installments at the end of each of the first four years following grant.

The Compensation Committee annually considers various alternative performance-based metrics including, but not limited to, financial return metrics such as ROIC. We believe sustained and improving financial returns correlate to long-term stockholder value creation. While ROIC is a critical financial metric for the Company and underpins our human and financial capital allocation decisions, we believe relative TSR reflects both the effect of sustained and improving financial returns along with continued robust growth. Payouts under the Performance-Based RSUs that we granted in 2024 will be based solely on our TSR performance relative to the constituents in the S&P 400 MidCap Index. We believe that relative TSR aligns our NEOs’ long-term incentive compensation with our stockholders. In addition to relative TSR, the Committee also considers key financial metrics (e.g., ROIC, EBITDA) when sizing the awards for NEOs as the growth and improvement in these metrics is highly correlated to our stock price performance.
The table below sets forth the 2024 LTIP performance thresholds (based on relative TSR) relative to constituent companies in the S&P MidCap 400 Index and corresponding payout for Performance-Based RSUs.

Financial Performance Achievement	Payout Percentage
<25th Percentile	0%
25th Percentile	50% (Threshold)
50th Percentile	100% (Target)(1)
85th Percentile	200% (Maximum)
>85th Percentile	200%
(1) If relative TSR is negative, the maximum payout percentage is 100%.
The Compensation Committee approved the following grants of Performance-Based RSUs and Time-Based RSUs to our named executive officers for 2024:

Executive officer	Performance-Based RSUs					Time-Based RSUs

	Threshold Shares (#)	Target Shares (#)	Maximum Shares (#)	Award (#)	Target Value ($)	Award (#)	Target Value ($)
Bradley L. Soultz	32,354	64,708	129,416	64,708	$3,150,000	27,732	$1,350,000
Timothy D. Boswell	12,942	25,883	51,766	25,883	$1,260,000	11,093	$540,000
Hezron T. Lopez	10,785	21,569	43,138	21,569	$1,050,000	9,244	$450,000
Felicia K. Gorcyca	9,478	18,955	37,910	18,955	$922,729	4,622	$225,000
Graeme Parkes	5,007	10,014	20,028	10,014	$487,500	5,392	$262,500
Sally J. Shanks	2,337	4,673	9,346	4,673	$227,500	2,516	$122,500

Other Outstanding Performance-Based RSUs
Below is the status of each of the Company’s outstanding performance-based equity awards as of December 31, 2024. Final actual results may differ and will continue to be monitored and calculated until the end of each award’s applicable performance period.

Award	Performance Period (1)	Performance Metric	Payout Tracking as % of Target (as of 12/31/2024)
2024 Annual	2/22/2024 – 2/22/2026	Relative TSR	0%
2023 Annual	2/24/2023 - 2/24/2026	Relative TSR	0%
2022 Annual	3/1/2022 – 3/1/2025	Relative TSR	81%(2)
2021 CEO 2021 President/COO	9/7/2021 – 3/1/2026 9/7/2021 – 7/1/2026	Share Price Goals Share Price Goals	96% (3)(4) 96% (3)(5)
(1)Date range shown for the 2021 awards reflects the vesting period and the performance period is embedded within this range. The measurement date for performance is defined as the final date of the 60 consecutive trading days immediately following the date on which third quarter results for each of 2022, 2023, 2024 and 2025 are filed.
(2)Actual payout 76.96% of target was certified, as of the performance period ending March 1, 2025, by the Compensation Committee on April 4, 2025.
(3)Shares are notionally earned based on stock price attainment thresholds at four annual test periods. On February 10, 2023, the Compensation Committee ratified the stock price attainment of the $45.00 per share threshold calculated as the share price over a period of 60 consecutive trading days following the filing of the Company’s fiscal 2022 third quarter results with an attainment of $46.40 per share. Shares subject to this stock price attainment have been notionally earned but are still subject to continued service and time-based vesting conditions (March 1, 2026 for the CEO and July 1, 2026 for the President/COO). The following table sets forth the cumulative number of shares that shall be earned the CEO and President/COO, respectively, based upon achievement of the corresponding share price over a period of 60 consecutive trading days following the filing of the Company’s fiscal third quarter results.

Share Price	President & COO Cumulative No. of Restricted Stock Units	CEO Cumulative No. of Restricted Stock Units
$42.50	82,353	105,882
$45.00	163,333	210,000
$47.50	243,158	312,632
$50.00	322,000	414,000
$52.50	393,333	505,714
$55.00	458,182	589,091
$57.50	517,391	665,217
$60.00	583,334	750,000
Other Compensation and Benefits
Employment Agreements & Individual Compensation Decisions
We have entered into employment agreements or compensation letters with each of our current named executive officers as summarized below.
The employment agreements or compensation letters do not provide for any gross-ups with respect to any excise tax imposed by Section 280G of the Code. In the event that any payments under the employment agreements or offer letters would subject the executive officer to the excise tax under Section 280G of the Code, the amounts payable to the executive officer will be reduced to the level at which the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the participating executive officer.
Bradley L. Soultz, Chief Executive Officer
Effective February 27, 2025, the Board approved a 3% increase in salary for Mr. Soultz for 2025, but he declined it and his annual salary remains at $1,018,618. He is eligible for a target short-term incentive bonus of $1,527,927, or 150% of his annual base salary, and annual long-term incentive awards with a target grant date value of $4,500,000, 30% in the form of Time-Based RSUs vesting ratably over four years and 70% in the form of Performance-Based RSUs vesting over three years. Mr. Soultz’s STIP and LTIP levels remained unchanged.
On March 1, 2020, in connection with the WillScot Mobile Mini merger, the Company entered into an employment agreement with Mr. Soultz, which became effective upon the completion of the merger. On September 8, 2021, we amended Mr. Soultz’s agreement to include an additional 48 months to end March 1, 2026. The amendment also extended the non-compete period from 12 to 24 months.
As of September 8, 2021, the amended agreement also contemplated an additional retention and performance incentive award consisting of a target number of 312,632 Performance-Based RSUs. The actual number of units that will vest and become unrestricted will be determined in accordance with the performance results as set in the agreement and may range from 0 to 750,000 units. The units will become vested and unrestricted on the vesting date, March 1, 2026. This performance-based grant had no intrinsic value at grant and would not become eligible to vest unless the Company’s share price reaches at least $42.50 during the performance period. The performance-based grant begins to qualify for vesting at $42.50 per share, with maximum earning potential if the share price exceeds $60.00 per share during the contract extension period. Related to the September 2021 Performance-Based RSU grants, on February 10, 2023, the Compensation Committee ratified the stock price attainment, following the first of four annual test periods, each of which coincides with the 60-day average price following the Company’s filing of its third quarter results. FTI Consulting, Inc. performed the calculation, which utilized share price thresholds as the primary performance criteria. Following such ratification, the Committee approved the earned but not vested equity associated with the September 2021 Performance-Based RSU grants. Mr. Soultz surpassed the attainment of the $45.00 per share threshold calculated as the share price over a period of 60 consecutive trading days following the filing of the Company’s third quarter 2023 results with an attainment of $46.40 per share.
We permit limited personal use of company-provided aircraft by our CEO or any other employee approved by the CEO, in accordance with our Non-Commercial Aircraft Usage Policy. Under this policy, the CEO may use such aircraft for personal travel for up to 37.5 hours per calendar year. Any personal use by the CEO beyond this amount requires prior approval from the Chairman of the Board. The CEO, or any other employee approved for personal use, is required to reimburse the Company for the aggregate incremental cost to the Company associated with each personal flight, consistent with applicable FAA regulations. Business use of the aircraft takes priority over any personal travel.
Timothy D. Boswell, President and Chief Operating Officer
As previously disclosed, effective January 1, 2025, we promoted Mr. Boswell to COO from CFO, and his annual salary was increased from $651,852 to $800,000 and his target grant value of annual equity awards for 2025 was set at $2,200,000, 70% of which will be in PSUs vesting over three years and 30% in RSUs vesting in four equal annual installments. He is eligible for a target short-term incentive bonus of $1,000,000, or 125% of his annual base salary.

On March 1, 2020, in connection with the WillScot Mobile Mini merger, the Company entered into an employment agreement with Mr. Boswell, effective as of March 1, 2020. On September 8, 2021, we amended Mr. Boswell’s agreement to include an additional 39 months to end July 1, 2026, after which point the agreement will automatically renew for successive one-year periods. The agreement also includes non-compete and employment non-solicitation provisions for 12 months post-termination of employment. In connection with Mr. Boswell’s promotion to COO, we entered into an amended and restated employment agreement with him, which provided for an increased salary and established his target grant value of annual equity awards for 2025 as we describe above. Other than the changes that we describe above, the terms of Mr. Boswell’s prior employment agreement remain in effect.
As of September 8, 2021, Mr. Boswell’s agreement also contemplated an additional retention and performance incentive award consisting of a target number of 243,158 Performance-Based RSUs. The actual number of Restricted Stock Units that will vest and become unrestricted will be determined in accordance with the performance results as set in the agreement and may range from 0 to 583,334 units. The units will become vested and unrestricted on the vesting date, July 1, 2026. This performance-based grant had no intrinsic value at grant and would not become eligible to vest unless the Company’s share price reaches at least $42.50 during the performance period. The performance-based grant begins to qualify for vesting at $42.50 per share, with maximum earning potential if the share price exceeds $60.00 per share during the contract extension period. Related to the September 2021 Performance-Based RSU grants, on February 10, 2023, the Compensation Committee ratified the stock price attainment, following the first of four annual test periods, each of which coincides with the 60-day average price following the Company’s filing of its third quarter results. FTI Consulting Inc. performed the calculation, which utilized share price thresholds as the primary performance criteria. Following such ratification, the Committee approved the earned but not vested equity associated with the September 2021 Performance-Based RSU grants. Mr. Boswell surpassed the attainment of the $45.00 per share threshold calculated as the share price over a period of 60 consecutive trading days following the filing of the Company’s third quarter 2023 results with an attainment of $46.40 per share.
Hezron T. Lopez, Executive Vice President – Chief Legal & Compliance Officer & ESG
Effective February 27, 2025, the Board provided a 3% increase in annual base salary for Mr. Lopez for 2025 to $592,250. He is eligible for a target short-term incentive bonus of $592,250, or 100% of his annual base salary, and annual long-term incentive awards with a target grant value of $1,500,000, 30% in the form of Time-Based RSUs vesting ratably over four years and 70% in the form of Performance-Based RSUs vesting over three years. Mr. Lopez’s STIP and LTIP levels remained unchanged.
On June 6, 2022, we entered into an amended and restated employment agreement with Mr. Lopez, effective June 3, 2022. The terms of the agreement, among other things, (i) extended Mr. Lopez’s employment term through June 3, 2027, with automatic one-year renewals thereafter, (ii) updated Mr. Lopez’s title to Executive Vice President – Chief Legal & Compliance Officer & ESG, (iii) provided for an annual base salary of $525,000 per calendar year, (iv) provided for an annual target bonus opportunity of 90% of his base salary, (v) set the target grant value of Mr. Lopez’s annual equity award at $1,000,000, 70% of which shall be in the form of Performance-Based RSUs vesting over three years and 30% in the form of restricted stock units vesting ratably over four years, (vi) approved an annual allowance of $50,000 (vii) eliminated the annual automobile allowance, (viii) provided for severance payments in the event of a termination without Cause or for Good Reason or following a Change in Control (each as defined in the agreement) to include an amount equal to 1.5 times Mr. Lopez’s annual target bonus and continued base salary for 18 months, and (ix) extended the non-compete period from 12 to 18 months.
Felicia K. Gorcyca, Executive Vice President – Chief Human Resources Officer
Effective February 27, 2025, the Board provided a 3% increase in annual base salary for Ms. Gorcyca for 2025 to $482,040. She is eligible for a target short-term incentive bonus of $361,530 or 75% of her annual base salary, and annual long-term incentive awards with a target grant value of $750,000, 30% in the form of Time-Based RSUs vesting ratably over four years and 70% in the form of Performance-Based RSUs vesting over three years. Ms. Gorcyca’s STIP and LTIP levels remain unchanged.
Under the terms of Ms. Gorcyca’s employment agreement, in the event of a termination without Cause or for Good Reason or following a Change in Control (each as defined in the agreement) to include an amount equal to 1 times Ms. Gorcyca’s annual target bonus and continued base salary for 18 months and sets a non-compete period of 24 months.
Graeme Parkes, Executive Vice President – Chief Information Officer
As previously disclosed, Mr. Parkes’s employment ended effective December 31, 2024.
As a result of his departure effective December 31, 2024, Mr. Parkes’s employment agreement entitled him to certain benefits, which included (i) payment of his 2024 annual bonus based on actual performance which amounted to $111,972.36, (ii) continued payment of his then current base salary on the regular payroll cycle for 18 months, which was reduced to 9 months by mutual agreement and will amount to $340,704, (iii) a lump sum payment of $75,000 by mutual agreement, (iv) the continued vesting of all outstanding equity awards through September 30, 2025, and (vi) continued health benefits for 12 months paid as a lump sum in the amount of $21,441.16. All such payments were or will be made in 2025. In connection with Mr. Parkes's departure, the non-compete and non-solicitation protections in his employment agreement were extended from 18 months to 36 months.
Sally J. Shanks, Senior Vice President – Chief Accounting Officer
Effective February 27, 2025, the Board provided a 3% increase in annual base salary for Ms. Shanks for 2025 to $439,192. She is eligible for a target short-term incentive bonus of $219,596, or 50%, of her annual base salary, and annual long-term incentive awards with a target grant value of $350,000, with 35% in the form of Time-Based RSUs vesting ratably over four years and 65% in the form of Performance-Based RSUs vesting over three years. Ms. Shanks’s STIP and LTIP levels remain unchanged.
Perquisites
We made available all or some of the following perquisites to our named executive officers during 2024: premiums for life and supplemental individual disability insurance, and an executive travel allowance for Mr. Lopez in the amount of $50,000. We reflect the aggregate incremental cost of these perquisites in the “All Other Compensation” column of the Summary Compensation Table.
Other Benefits
Our named executive officers are eligible to participate in broad-based employee benefit plans, including a 401(k) plan and group health insurance, which are generally available to all U.S. salaried employees and do not discriminate in favor of our NEOs.
Compensation Governance Policies
Executive Officer Stock Ownership Guidelines
We maintain stock ownership guidelines for our executive officers with the following target ownership levels:

Executive Level	Target Ownership Level As Multiple of Base Salary(1)
Chief Executive Officer	6x
President & Chief Operating Officer	5x
Other NEOs	3x
Other Executive Officers	2x
(1) For purposes of calculating stock ownership, shares owned outright and Time-Based RSUs are included in such calculation. Unearned Performance-Based RSUs and shares subject to unexercised stock options are not included in such calculation.
We expect executive officers to meet their target ownership level by the latter of the fifth anniversary of their appointment or promotion as an executive officer. We expect executive officers who have not achieved their target ownership level by the applicable deadline to retain 100% of their equity awards, including any net shares acquired upon any future vesting of restricted stock units and/or the exercise of stock options, net of the number of shares sufficient to cover any taxes or exercise price due in connection with such equity awards, until they meet the target ownership level. Once an executive officer has met the target ownership level, we will deem the executive officer to have satisfied the target ownership level until such time as the executive officer disposes of any shares, after which we will remeasure compliance. As of the date of this Proxy Statement, all of our executive officers either had met the target ownership level or were still within the five-year compliance period to do so. Our Compensation Committee reviews annually the ownership levels for executive officers. We have also adopted stock ownership guidelines for our non-employee directors which we discuss above.
Securities Trading Policy (Hedging and Pledging Prohibited)
We have adopted a Securities Trading Policy governing the purchase, sale and other dispositions of our securities by directors, officers and employees, or by certain controlled entities. We believe the policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and listing standards applicable to us. The Policy also: (i) provides that prohibitions on short sales, hedging transactions, and monetization transactions apply not only to our officers and directors, but also to our employees; and (ii) makes clear that all officers, directors, and employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan except as may be approved by the Board. While the policy does not expressly apply to the Company itself, we have adopted general policies requiring the Company to comply with applicable laws, which would include insider trading laws, rules and regulations.
Compensation Recoupment Policy
We maintain a Compensation Recoupment Policy that complies with applicable SEC regulations and the stock exchange listing standards implementing those regulations. Our policy as modified provides that, if we are required to prepare a qualifying accounting restatement, then, unless an exception applies, we will recover reasonably promptly the excess of (i) the amount of incentive-based compensation received by a person who served as a covered officer at any time during the applicable performance period during the three completed years immediately preceding the date we are required to prepare the accounting restatement over (ii) the amount that would have been received had it been determined based on the restated financials.
Our policy also authorizes us to recover, reduce or cancel, incentive-based and time-based equity compensation paid or awarded to, or earned by, covered officers if the officer has engaged in prohibited conduct that has caused, or might reasonably be expected to cause, significant reputational or financial harm to our Company.
Policies and Practices Relating to the Timing of Equity Awards
We generally grant annual equity-based awards during the first half of our fiscal year, although such timing may change from year to year. The Compensation Committee also may consider and approve interim or mid-year grants, or grants made on another basis, from time to time based on business needs, changing compensation practices or other factors, in the discretion of the Compensation Committee. The Compensation Committee does not take into account material nonpublic information in determining the timing and terms of equity-based awards, and we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Regulatory Considerations
Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to any covered employee. Covered employees generally include our named executive officers. Accordingly, the tax deduction we take for compensation paid to our NEOs may be limited by Code Section 162(m). The Compensation Committee nevertheless retains full discretion to award compensation that attracts, retains and rewards successful executive officers even if the deductibility of such compensation is limited. At the time of determining our executive compensation for 2024, we reviewed the tax impact of such compensation on us as well as on our executive officers. In addition, we reviewed the impact of our compensation program against other considerations, such as accounting impact, stockholder alignment, market competitiveness, effectiveness and perceived value to employees.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above, and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for incorporation by reference into our 2024 Annual Report.
Respectfully submitted,
Rebecca L. Owen, Chair
Mark S. Bartlett
Erika T. Davis
Natalia N, Johnson
Jeff Sagansky

Executive Compensation Tables
Summary Compensation Table for Fiscal Year 2024
The following table shows compensation awarded or paid to, or earned by, the individuals who served as executive officers during 2024, for the fiscal years ended December 31, 2024, 2023 and 2022.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Options Awards	Non-Equity Plan Compensation(4)	All Other Compensation(5)	Total

Bradley L. Soultz Chief Executive Officer	2024	$1,008,070	$—	$5,659,553	$—	$502,153	$24,660	$7,194,436
	2023	$967,745	$—	$5,665,871	$—	$1,723,971	$34,062	$8,391,649
	2022	$934,615	$—	$5,103,737	$—	$2,517,372	$39,074	$8,594,799

Timothy D. Boswell President and Chief Operating Officer(6)	2024	$674,792	$—	$2,263,808	$—	$280,113	$24,493	$3,243,205
	2023	$647,112	$—	$2,266,321	$—	$961,674	$30,355	$3,905,461
	2022	$623,077	$—	$2,041,503	$—	$1,398,540	$35,131	$4,098,252

Hezron T. Lopez EVP, Chief Legal & Compliance Officer & ESG	2024	$567,193	$—	$1,886,495	$—	$188,974	$69,228	$2,711,889
	2023	$540,346	$—	$2,237,453	$—	$576,628	$190,997	$3,545,425
	2022	$508,020	$—	$1,495,497	$—	$847,193	$51,292	$2,902,001

Felicia K. Gorcyca EVP, Chief Human Resources Officer(7)	2024	$463,154	$—	$1,487,403	$—	$115,356	$30,323	$2,096,236
	2023	$216,346	$—	$—	$—	$231,021	$9,659	$457,027
	2022	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Graeme Parkes Former EVP, Chief Information Officer(8)	2024	$449,568	$—	$929,432	$—	$111,972	$495,997	$1,986,970
	2023	$432,277	$—	$1,908,803	$—	$384,419	$23,763	$2,749,262
	2022	$418,653	$—	$1,439,256	$—	$564,795	$16,590	$2,439,294

Sally J. Shanks SVP, Chief Accounting Officer	2024	$421,984	$—	$433,722	$—	$70,068	$17,082	$942,856
	2023	$396,538	$—	$1,045,656	$—	$240,555	$21,603	$1,704,353
	2022	$359,424	$—	$653,543	$—	$322,740	$33,203	$1,368,911

(1) Amounts in this column represent the dollar value of base salary we paid to our named executive officers.
(2) Amounts in this column represent discretionary bonuses, retention bonuses and signing bonuses.
(3) Amounts in this column for 2024 represent the aggregate grant fair value calculated at target in accordance with ASC 718 with respect to restricted stock unit grants to our named executive officers in March under our 2024 Incentive Award Plan (“LTIP”). For the assumptions used in determining these values, see Note 1 to our 2024 audited financial statements contained in our 2024 Annual Report. The grant fair value calculated at maximum performance for Messrs. Soultz, Boswell and Lopez, Ms. Gorcyca, Mr. Parkes and Ms. Shanks was $8,619,105.60, $3,447,615.60, $2,872,990.80, $2,524,806, $1,337,461.20, and $622,443.60, respectively.
(4) Amounts in this column represent payments under our STIP for 2024.
(5) Amounts in this column for 2024 are set forth in the table below.
(6) Mr. Boswell served as CFO during all of 2024 before being promoted to COO effective January 1, 2025. Matthew Jacobsen was appointed CFO effective January 1, 2025.
(7) Ms. Gorcyca was appointed CHRO in June 2023.
(8) Mr. Parkes’ employment ended effective December 31, 2024.

Name	Employer 401(k) Contributions	Life and Supplemental Individual Disability Insurance Premiums	Other Allowance	Severance	Total
Bradley L. Soultz	$15,525	$9,135	$—		$24,660
Timothy D. Boswell	$15,525	$8,968	$—		$24,493
Hezron T. Lopez	$15,525	$3,703	$50,000		$69,228
Felicia K. Gorcyca	$15,525	$14,798	$—		$30,323
Graeme Parkes	$15,525	$3,141	$—	$477,331(1)	$495,997
Sally J. Shanks	$14,373	$2,709	$—		$17,082

(1) As a result of his departure effective December 31, 2024, Mr. Parkes’s employment agreement entitled him to certain benefits, which included (i) payment of his 2024 annual bonus based on actual performance which amounted to $111,972.36, (ii) continued payment of his then current base salary on the regular payroll cycle for 18 months, which was reduced to 9 months by mutual agreement and will amount to $340,704, (iii) a lump sum payment of $75,000 by mutual agreement, (iv) the continued vesting of all outstanding equity awards through September 30, 2025, and (vi) continued health benefits for 12 months paid as a lump sum in the amount of $21,441.16. All such payments were or will be made in 2025. In connection with Mr. Parkes's departure, the non-compete and non-solicitation protections in his employment agreement were extended from 18 months to 36 months.

Grants of Plan-Based Awards for Fiscal Year 2024
The following table sets forth information regarding all grants of plan-based awards that we made to our NEOs during 2024. The information supplements the disclosure of stock and non-equity incentive plan awards in the Summary Compensation Table by providing additional details about these awards. Non-equity incentive plan awards are awards that are not subject to ASC 718 and are intended to serve as an incentive for performance to occur over a specified period.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards (PSU)(1)			Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) RSU Only	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Bradley L. Soultz	2/22/2024	$0	$1,527,927	$3,055,854
	2/22/2024				32,354	64,708	129,416				$4,309,599
	2/22/2024							27,732			$1,350,000
Timothy D. Boswell	2/22/2024	$0	$852,315	$1,704,631
	2/22/2024				12,941	25,883	51,766				$1,723,808
	2/22/2024							11,093			$540,000
Hezron T. Lopez	2/22/2024	$0	$575,000	$1,150,000
	2/22/2024				10,784	21,569	43,138				$1,436,495
	2/22/2024							9,244			$450,000
Felicia K. Gorcyca	2/22/2024	$0	$351,000	$702,000
	2/22/2024				9,477	18,955	37,910				$1,262,403
	2/22/2024							4,622			$225,000
Graeme Parkes	2/22/2024	$0	$340,704	$681,408
	2/22/2024				5,007	10,014	20,082				$666,932
	2/22/2024							5,392			$262,500
Sally J. Shanks	2/22/2024	$0	$213,200	$426,400
	2/22/2024				2,336	4,673	9,346				$311,222
	2/22/2024							2,516			$122,500
(1)The grant date fair value of each award share was $66.60.
(2)Values are calculated in accordance with ASC 718.

Outstanding Equity Awards at Fiscal 2024 Year-End
The following table presents certain information concerning equity awards that our named executive officers held as of December 31, 2024.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Options Unexercised and Exercisable	Number of Securities Underlying Options Unexercised and Unexercisable	Option Exercise Price	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Timothy D. Boswell	125,691(2)		$13.60	March 20, 2028	31,821	$1,064,412	329,336	$11,016,289
Hezron T. Lopez	N/A		N/A	N/A	19,825	$663,146	78,146	$2,613,984
Felicia K. Gorcyca	N/A		N/A	N/A	4,622	$154,606	18,955	$634,045
Graeme Parkes	6,070		$17.79	January 22, 2025	2,641	$88,341	0	$0
	6,430		$10.91	January 20, 2026
	15,618		$13.54	February 1, 2027
	13,601		$12.19	July 19, 2027
	2,847		$12.19	February 1, 2028
	3,268		$13.54	February 1, 2028
	6,429		$10.91	February 4, 2029
	4,533		$12.19	February 4, 2029
	5,206		$13.54	February 4, 2029
	4,533		$12.19	January 28, 2030
	5,206		$13.54	January 28, 2030
Sally J. Shanks	N/A		N/A	N/A	6,479	$216,689	31,321	$1,047,687
(1) Market value was calculated based upon the closing price of the shares of Common Stock on Nasdaq of $33.45 on December 31, 2024, the last trading day of the Company’s last completed fiscal year.
(2) Consists of stock options awarded on March 20, 2018. Each stock option represents the right upon vesting to buy one share of Common Stock.

Option Exercises and Stock Vested in Fiscal Year 2024

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Bradley L. Soultz	—	$—	247,303	$11,277,653
Timothy D. Boswell	—	$—	85,254	$4,007,807
Hezron T. Lopez	—	$—	63,256	$3,018,402
Felicia K. Gorcyca	N/A	N/A	N/A	N/A
Graeme Parkes	1,301	$48,566	78,111	$3,239,789
Sally J. Shanks	—	$—	27,220	$1,285,728
(1) Value for shares acquired on vesting are pre-tax value.
Potential Payments Upon Termination or Change in Control
The following table discloses potential payments and benefits under our compensation benefit plans and agreements with the named executive officers, other than Mr. Parkes, in each situation in the table below assuming that the termination of employment or change in control of our Company occurred on December 31, 2024, the last business day of our fiscal year, and that our Common Stock was valued at the closing market price as of December 31, 2024 of $33.45. The prorated bonus payout assumes full year exit maximum on December 31 of the year. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control, and therefore the actual amounts would vary from the estimated amounts in the tables below. In addition, the amount of payments and benefits that named executive officers would actually receive may be materially less than the estimated amounts in the tables below because all such amounts in the tables below are on a pre-tax basis. As we previously disclosed, Mr. Parkes departed from the Company effective December 31, 2024. In connection with his departure, Mr. Parkes will be entitled to receive certain benefits consistent with his amended and restated employment agreement with the Company, and the table below reflects those benefits.
Descriptions of the circumstances that would trigger payments or benefits to the named executive officer, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such plans and agreements, as well as other material assumptions we have made in calculating the estimated compensation, follow these tables.

Name(1)	Termination by Death ($)	Termination by Disability ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Change in Control and Termination by Company without Cause or for Disability or by Executive for Good Reason ($)
Bradley L. Soultz
Severance	$1,018,618	$—	$5,093,089	$6,621,016
Pro Rata Bonus	$502,153	$502,153	$502,153	$502,153
Vesting of Stock Options	$—	$—	$—	$—
Vesting of Restricted Stock Units(2)	$20,410,822	$20,410,822	$13,275,079	$13,275,079
Insurance	$—	$17,732	$35,464	$35,464
Total	$21,931,593	$20,930,707	$18,905,785	$20,433,712
Timothy D. Boswell
Severance	$681,852	$—	$2,301,252	$4,772,966
Pro Rata Bonus	$280,113	$280,113	$280,113	$280,113
Vesting of Stock Options	$—	$—	$—	$—
Vesting of Restricted Stock Units(2)	$12,080,702	$12,080,702	$9,226,418	$9,226,418
Insurance	$—	$24,387	$36,581	$36,581
Total	$13,042,667	$12,385,202	$11,844,364	$14,316,079
Hezron T. Lopez
Severance	$575,000	$—	$1,725,000	$2,587,501
Pro Rata Bonus	$188,974	$188,974	$188,974	$188,974
Vesting of Stock Options	$—	$—	$—	$—
Vesting of Restricted Stock Units(2)	$3,277,130	$3,277,130	$686,113	$686,113
Insurance	—	$25,209	$37,814	$37,814
Total	$4,041,104	$3,491,313	$2,637,901	$3,500,401
Felicia K. Gorcyca
Severance(3)	$468,000		$$819,000	$819,000
Pro Rata Bonus	$115,356	$115,356	$115,356	$115.356
Vesting of Stock Options	$—	$—	$—	$—
Vesting of Restricted Stock Units(2)	$788,651	$788,651	$1,417,009	$788,651
Insurance		$$24,387	$24,387	$36,581
Total	$1,372,007	$928,394	$2,375,753	$1,759,588
Sally J. Shanks
Severance(4)	$—	$—	$319,800	$319,800
Pro Rata Bonus	$—	$—	$70,068	$70,068
Vesting of Stock Options	$—	$—	$—	$—
Vesting of Restricted Stock Units(2)	$—	$—	$—	$10,695
Insurance	$—	$—	$—	$—
Total	$—	$—	$389,868	$400,564
(1)As noted above, as a result of his departure effective December 31, 2024, Graeme Parkes’s employment agreement entitled him to certain benefits, which included (i) payment of his 2024 annual bonus based on actual performance which amounted to $111,972.36, (ii) continued payment of his then current base salary on the regular payroll cycle for 18 months, which was reduced to 9 months by mutual agreement and will amount to $340,704, (iii) a lump sum payment of $75,000 by mutual agreement, (iv) the continued vesting of all outstanding equity awards through September 30, 2025, and (vi) continued health benefits for 12 months paid as a lump sum in the amount of $21,441.16. All such payments were or will be made in 2025.
(2)Includes performance-based RSU's at target performance.
(3)$1,053,000 in the case of termination without cause.
(4)Only payable in the case of Termination by Company without Cause (with or without a Change in Control).

Employment Agreement Provisions Relating to Termination of Employment or Change in Control

As discussed above under “Compensation Discussion and Analysis – Other Compensation and Benefits – Employment Agreements & Individual Compensation Decisions,” we have entered into employment agreements or compensation letters with each of our current named executive officers. Those agreements or compensation letters provide for severance and other benefits upon termination that are quantified in the table above. A summary of the provisions of the agreements or compensation letters relating to termination of employment is below.
Bradley L. Soultz, Chief Executive Officer
The Soultz Agreement provides that in the event of a termination of employment without Cause (as defined in the Soultz Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Soultz Agreement), in addition to Accrued Benefits (as defined in the Soultz Agreement), Mr. Soultz will be entitled to receive (i) a cash severance payment of his continued base salary for 24 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target annual bonus for the year of termination, (iv) continued vesting of any annual equity awards for 24 months and full vesting of the retention award and any annual equity awards granted within 24 months following the completion of the merger (based on actual performance, as applicable), (v) payments equal to the cost of continuing coverage under the Company’s health insurance plan for twelve months, and (vi) up to $25,000 in outplacement services. Mr. Soultz will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 30-month period following the completion of the merger or the 12-month period after any subsequent Change in Control (as defined in the Soultz Agreement), except that he will receive (i) a cash severance payment equal to 2x the sum of his base salary at the rate in effect at the time of termination and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company’s health insurance plan for 24 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination.
Timothy D. Boswell, President and Chief Operating Officer
The Boswell Agreement provides that in the event of a termination of employment without Cause (as defined in the Boswell Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Boswell Agreement), in addition to Accrued Benefits (as defined in the Boswell Agreement), Mr. Boswell will be entitled to receive (i) a cash severance payment of his continued base salary for 18 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target annual bonus for the year of termination, (iv) continued vesting of any annual equity awards for 18 months and full vesting of the retention award and any annual equity awards granted within 24 months following the completion of the merger, (v) payments equal to the cost of continuing coverage under the Company's health insurance plan for 12 months, and (vi) up to $25,000 in outplacement services. Mr. Boswell will be entitled to the same benefits in the event of a termination of employment during the 30-month period following the completion of the merger or the 12-month period after any subsequent change in control, except that he will receive (i) a cash severance payment equal to the sum of his continued base salary for 18 months and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company's health insurance plan for 24 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination.
Hezron T. Lopez, Executive Vice President – Chief Legal & Compliance Officer & ESG
The Lopez Agreement provides that in the event of a termination of employment without Cause (as defined in the Lopez Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Lopez Agreement), in addition to Accrued Benefits (as defined in the Lopez Agreement), Mr. Lopez will be entitled to receive (i) a cash severance payment of his continued base salary for 18 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) a lump sum equal to 1.5x the target bonus for the year of termination, (iv) any outstanding equity awards granted should continue to vest for 18 months, (v) The Post-Merger Equity Award (as defined in the Lopez Agreement) shall immediately vest in full, (vi) cost of continuing coverage under the company’s health insurance plan for 18 months, and (vii) up to $25,000 in outplacement services. Mr. Lopez will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 30-month period following the completion of the merger or the 12-month period after any subsequent Change in Control (as defined in the Lopez Agreement), except that he will receive (i) a cash severance payment equal to 1.5x the sum of his base salary at the rate in effect at the time of termination and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company’s health insurance plan for 18 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination.
Felicia K. Gorcyca, Executive Vice President – Chief Human Resources Officer
The Gorcyca Agreement provides that in the event of a termination of employment without Cause (as defined in the Gorcyca Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Gorcyca Agreement), in addition to Accrued Benefits (as defined in the Gorcyca Agreement), Ms. Gorcyca will be entitled to receive (i) a cash severance payment of her continued base salary for either (x) 18 months for termination without Cause or due to the delivery of a notice of non-renewal of the term by the Company, or (y) 12 months for resignation for Good Reason, (ii) a pro rata portion of the annual bonus she would have received based on actual performance, (iii) a lump sum equal to 1x the target bonus for the year of termination, (iv) any outstanding equity awards granted should continue to vest for 18 months, and (v) cost of continuing coverage under the company’s health insurance plan for 12 months. Ms. Gorcyca will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 12-month period after any subsequent Change in Control (as defined in the Gorcyca Agreement), except that (i) any outstanding equity awards will immediately vest in full upon such termination, (ii) the Continued Coverage Payment (as defined in the Gorcyca Agreement) shall be equal to 18 months following termination and shall be paid in a lump sum, and (iii) the incremental Cash Severance Payment (as defined in the Gorcyca Agreement) shall be paid in a lump sum.

Graeme Parkes, Executive Vice President – Chief Information Officer
Mr. Parkes departed from the Company effective December 31, 2024. In connection with his departure, Mr. Parkes will be entitled to receive certain benefits consistent with his amended and restated employment agreement with the Company. In connection with Mr. Parkes's departure, the non-compete and non-solicitation protections in his employment agreement were extended from 18 months to 36 months.
Sally J. Shanks, Senior Vice President – Chief Accounting Officer
Under Ms. Shanks’s compensation letter, if we terminate her employment without cause, we will pay Ms. Shanks nine months’ base salary plus a pro rata STIP award. Ms. Shanks will also be eligible for health benefits continuation for up to one year.
Equity Plan Provisions Relating to Termination of Employment and Change in Control
Our named executive officers hold equity-based awards granted under our LTIP. The LTIP and the award agreements entered into with our NEOs with respect to their awards provide for “double trigger” vesting on a change in control such that, if a change in control occurs and the NEO’s employment is terminated by us without cause or by the NEO for good reason within 12 months after the change in control, then the award will immediately become vested in full.
Risk Considerations and Review of Executive Compensation Practices
The Compensation Committee conducts an annual risk assessment of our compensation policies and practices for employees, including those related to our executive compensation program. As part of the risk assessment, the Compensation Committee reviews our compensation program for design features that have been identified as having the potential to encourage excessive risk-taking. Based on this review, the Compensation Committee has determined that, for all employees, our compensation program does not encourage excessive risk. The Compensation Committee, with the assistance of independent advisors, intends to continue a process of reviewing our compensation policies and program to ensure that our compensation program and risk mitigation strategies continue to discourage imprudent risk-taking activities.
2024 CEO to Median Employee Pay Ratio
In accordance with SEC rules, the Company is required to determine the ratio of the CEO’s annual total compensation (under the Summary Compensation Table definition) to that of the Company’s median employee. Set forth below is the annual total compensation of our median employee, the annual total compensation of Mr. Soultz and the ratio of those two values for the year ended December 31, 2024:
•The annual total compensation of the employee identified as the median employee of the Company (other than our CEO) was $67,580.21.
•The annual total compensation of Mr. Soultz as disclosed in the Summary Compensation Table above was $7,194,436.14 and
•The ratio of the annual total compensation of Mr. Soultz to the annual total compensation of our median employee was 106.5:1.
In determining the median employee for 2024, we used our employee population as of December 31, 2024, and, in accordance with SEC rules, excluded the CEO to arrive at the median employee consideration pool. We then measured compensation for this population based on gross wages for the period January 1, 2024, to December 31, 2024. We also annualized gross wages for those employees who were not employed for the full January 1, 2024, to December 31, 2024, period. International employee pay was converted to U.S. dollars using the applicable exchange rates at the close of business on December 31, 2024.
We calculated 2024 annual total compensation for our median employee using the same methodology that we use to determine our CEO’s annual total compensation for the Summary Compensation Table.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Pay Versus Performance Disclosure
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid to our Named Executive Officers (NEOs) and certain financial performance metrics of the Company using a methodology that has been prescribed by the SEC.
As discussed in our Compensation Discussion and Analysis, our pay-for-performance philosophy aligns our executive officers’ compensation with our short-term and long-term objectives as well as emphasizing stockholder value creation. While the Compensation Committee did not use the information provided below to determine compensation for our NEOs for 2024, the results are aligned with this philosophy. We have grown Adjusted EBITDA from continuing and discontinued operations, the primary metric of our short-term cash incentive plan, from $534 million in 2020 to $740 million in 2021 to $970 million in 2022 and further to $1.06 billion in 2023, year-over-year increases of 39%, 31% and 9%, respectively.

Our stockholders have seen a return of 141% over this four-year period; outperforming both our indexed peer group and the broader S&P 400 Index. In turn, our NEOs’ compensation, which is primarily equity-based, has appreciated compared to the values when they were first awarded. In 2024, Adjusted EBITDA was flat compared to 2023 and share price declined, resulting in a significant loss of value for our executives as illustrated by the negative Compensation Actually Paid (CAP) figures. CAP has been determined under the SEC-defined methodology and the figures below do not represent compensation actually realized. However, for equity-based compensation, in addition to equity that has vested in the applicable year, CAP includes the change in fair value for unvested awards. Importantly, these unvested award values have not actually been earned or realized by the executives. For Messrs. Soultz and Boswell, CAP values include the special one-time Performance-Based RSU awards granted in 2021, which have served to both retain and motivate them thus far in the execution of our long-term strategic plan.

Fiscal Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(2)	Average Summary Compensation Table Total for non-PEO NEOs(1)	Average Compensation Actually Paid to non-PEO NEOs(1)(2)	Value of Initial Fixed $100 Investment Based on:		Net Income(4) ($ millions)	Adjusted EBITDA(5) ($ millions)
					Total Shareholder Return	Peer Group Total Shareholder Return(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$7,194,436	$(14,062,706)	$2,181,904	$(2,070,640)	$180.91	$224.26	$28	$1,063
2023	$8,391,649	$4,663,073	$2,472,306	$1,619,850	$240.67	$188.04	$476	$1,061
2022	$8,594,799	$20,813,067	$2,444,495	$4,501,198	$244.29	$151.37	$340	$970
2021	$17,660,600	$47,137,307	$4,713,101	$8,546,475	$220.88	$161.27	$160	$740
2020	$6,276,605	$9,893,532	$2,009,027	$3,024,177	$125.31	$114.85	$74	$534
(1) Our principal executive officer (PEO) for 2020-2024 is Mr. Soultz. The non-PEO named executive officers reflected in columns (d) and (e) include the following individuals: Mr. Boswell (2020-2024), Mr. Lopez (2020-2024), Ms. Shanks (2020-2024), Mr. Parkes (2022-2024), Ms. Gorcyca (2023-2024), Mr. Christopher J. Miner (2020-2022), and Mr. Kelly Williams (2020-2021).
(2) The following amounts were deducted from or added to total compensation in the Summary Compensation Table (SCT) in accordance with the SEC-mandated adjustments to calculate Compensation Actually Paid (CAP) to our principal executive officer (PEO) and average CAP to our non-PEO named executive officers. The fair value of equity awards was determined using methodologies and assumptions developed in a manner substantively consistent with those used to determine the grant date fair value of such awards.

PEO SCT Total to CAP Reconciliation

Fiscal Year	2020	2021	2022	2023	2024
SCT Total	$6,276,605	$17,660,600	$8,594,799	$8,391,649	$7,194,436
- Change in Actuarial Present Value of Pension Plans Reported in Fiscal Year	$0	$0	$0	$0	$0
+ Service Cost of Pension in Fiscal Year	$0	$0	$0	$0	$0
+ Prior Service Cost of Pension in Fiscal Year	$0	$0	$0	$0	$0
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	$(3,593,204)	$(14,635,168)	$(5,103,737)	$(5,665,871)	$(5,659,553)
+ Fair Value at Fiscal Year-End of Outstanding Unvested Stock Awards Granted in Fiscal Year	$6,223,671	$30,020,871	$8,174,053	$4,131,113	$2,440,813
± Change in Fair Value of Outstanding Unvested Stock Awards Granted in Prior Fiscal Years	$2,694,702	$13,368,813	$10,303,770	$(3,668,762)	$(18,670,417)
+ Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0	$0	$0
± Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$(1,708,241)	$722,191	$(1,155,818)	$1,474,944	$632,015
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0	$0	$0
+ Dividends Accrued During Fiscal Year	$0	$0	$0	$0	$0
Compensation Actually Paid	$9,893,532	$47,137,307	$20,813,067	$4,663,073	$(14,062,706)
Non-PEO NEO Average SCT Total to Average CAP Reconciliation

Fiscal Year	2020	2021	2022	2023	2024
Average SCT Total	$2,009,027	$4,713,101	$2,444,495	$2,472,306	$2,181,904
- Change in Actuarial Present Value of Pension Plans Reported in Fiscal Year	$0	$0	$0	$0	$0
+ Service Cost of Pension in Fiscal Year	$0	$0	$0	$0	$0
+ Prior Service Cost of Pension in Fiscal Year	$0	$0	$0	$0	$0
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	$(1,212,320)	$(3,314,083)	$(1,356,246)	$(1,491,647)	$(1,400,172)
+ Fair Value at Fiscal Year-End of Outstanding Unvested Stock Awards Granted in Fiscal Year	$2,148,971	$5,205,205	$1,831,987	$1,066,149	$516,254
± Change in Fair Value of Outstanding Unvested Stock Awards Granted in Prior Fiscal Years	$197,467	$1,491,613	$1,623,529	$(633,986)	$(3,313,983)
+ Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$147,770	$208,160	$0	$9,018
± Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$(118,969)	$302,869(i)	$(250,726)	$207,028	$184,204
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0	$0	$(247,865)
+ Dividends Accrued During Fiscal Year	$0	$0	$0	$0	$0
Average Compensation Actually Paid	$3,024,177	$8,546,475	$4,501,198	$1,619,850	$(2,070,640)
(i) Certain of Mr. Williams’ equity awards were modified in February 2021 as part of his Separation and Release Agreement, consistent with his employment agreement. The rules prescribed by the SEC did not specify how compensation actually paid should reflect the incremental fair value expense recorded in connection with the modification and reported in the “Stock Awards” column. As compensation actually paid is meant to track the value of an equity award over the course of its vesting period, we are not adding any additional fair value when calculating the “Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year” as we believe this methodology best reflects the value of the award to Mr. Williams.
(3) The Peer Group for which Total Shareholder Return is provided in column (g) for each listed fiscal year consists of the constituent companies in the S&P MidCap 400 Index listed as our compensation benchmarking peer group in the Compensation Discussion & Analysis for fiscal year 2024.
(4) In 2024, the Company generated $28 million of net income, which included $225 million of one-time, non-recurring payments for the McGrath termination fee and transaction costs from terminated transactions, as well as a non-cash impairment loss on an intangible asset of $133 million. Excluding these costs and other relevant expenses, the Company generated $310 million of Adjusted Income from Continuing Operations in 2024, which is a non-GAAP financial measure. Reconciliations to comparable GAAP measures can be found in the Appendix.
(5) Adjusted EBITDA is a non-GAAP financial measure and represents Adjusted EBITDA from continuing and discontinued operations at budgeted foreign exchange rates. Reconciliations to comparable GAAP measures can be found in the Appendix.

CHARTS OF CAP VERSUS PERFORMANCE METRICS
The chart below illustrates the relationship between the PEO and average Non-PEO CAP amounts and the Company’s and Peer Group’s TSR during the period 2020-2024.

The charts below illustrate the relationship between the PEO and Non-PEO CAP amounts and the Company’s Net Income and Adjusted EBITDA during the period 2020-2024.
(1) In 2024, the Company generated $28 million of net income, which included $225 million of one-time, non-recurring payments for the McGrath termination fee and transaction costs from terminated transactions, as well as a non-cash impairment loss on an intangible asset of $133 million. Excluding these costs and other relevant expenses, the Company generated $310 million of Adjusted Income from Continuing Operations in 2024, which is a non-GAAP financial measure. Reconciliations to comparable GAAP measures can be found in the Appendix.

TABULAR LIST OF MOST IMPORTANT PERFORMANCE MEASURES

The three items listed below represent the most important performance metrics we used to determine CAP for 2024 as further described in our Compensation Discussion and Analysis (CD&A) within the sections titled “Short-Term Incentive Plan” and “2024 Long-Term Incentive Awards.”

Most Important Financial Measures
•Adjusted EBITDA
•Lease Revenue
•Relative TSR
•Stock Price

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership
The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 31, 2025, by each person who is the beneficial owner of more than 5% of our Common Stock; each of our NEOs and directors and the director nominee; and all of our executive officers and directors as a group. The beneficial ownership of our Common Stock is based on 183,109,208 shares of our Common Stock issued and outstanding as of March 31, 2025.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. To our knowledge, no shares of Common Stock beneficially owned by any executive officer, director or the director nominee have been pledged as security.

	Common Stock
Name and Address of Beneficial Owner	Number of Shares	%
Directors and Executive Officers(1)
Bradley L. Soultz(2) (3)	1,273,181	*
Timothy D. Boswell(2) (4)	431,553	*
Hezron T. Lopez(2)	76,038	*
Felicia K. Gorcyca	789	*
Graeme Parkes(2) (5)	146,559	*
Matthew T. Jacobsen(2)	55,402	*
Sally J. Shanks(2)	33,091	*
Erik Olsson(6)	626,306	*
Gerard E. Holthaus(7)	411,221	*
Mark S. Bartlett(7)	150,004	*
Jeff Sagansky(7)	2,429,832	1.3%
Michael W. Upchurch(7)	40,468	*
Rebecca L. Owen(7)	35,074	*
Erika T. Davis(7)	13,763	*
Natalia N. Johnson(7)	7,390	*
Worthing Jackman(7)	4,014
Dominick Zarcone	0
All Executive Officers and Directors as a group	5,734,685	3.1%
Five Percent Holders(8)
BlackRock, Inc.(9)	21,645,883	11.8%
The Vanguard Group, Inc.(10)	17,516,434	9.6%
The Goldman Sachs Group, Inc.(11)	11,107,414.02	6.1%
Franklin Mutual Advisers, LLC(12)	10,314,224	5.6%
(*) Less than one percent
(1) Beneficial ownership is determined in accordance with the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options or warrants that are currently exercisable or exercisable within 60 days. Unless otherwise noted, the business address of each stockholder listed above is 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008.

(2) Does not include any unvested stock options, Performance-Based RSUs or Time-Based RSUs granted under the Plan, all of which are subject to forfeiture.
(3) Includes 406,376 shares held in an irrevocable trust of which Mr. Soultz is the sole trustee; 179,225 shares and 408,497 vested options held in a different irrevocable trust of which Mr. Soultz's spouse is a co-trustee; 138,817 shares held by Mr. Soultz personally, and 140,266 shares held by a charitable foundation of which Mr. Soultz is a member of the board of directors and maintains voting and investment power over such shares, but no pecuniary interest in them. 1,273,181
(4) Includes 125,691 vested options.
(5) Ownership as of December 31, 2024 due to Mr. Parkes’ departure from the Company effective December 31, 2024. Includes 73,741 vested options.
(6) Includes 4,843 unvested restricted shares of our Common Stock that are subject to forfeiture, which were granted to Mr. Olsson in June 2024 as part of our annual non-executive director compensation program.
(7) Includes 3,927 unvested restricted shares of our Common Stock that are subject to forfeiture, which were granted to Mr. Bartlett, Ms. Davis, Mr. Holthaus, Ms. Johnson, Ms. Owen, Mr. Sagansky, and Mr. Upchurch in June 2024, and includes 4,014 unvested restricted shares of our Common Stock that are subject to forfeiture, which were granted to Mr. Jackman as part of our annual non-executive director compensation program.
(8) Beneficial Ownership for stockholders with 5% or more ownership is based on the most recently available 13G filings.
(9) According to a Schedule 13G filed April 3, 2025, on behalf of BlackRock, Inc., BlackRock, Inc. has beneficial ownership over the shares reported. BlackRock, Inc. has sole voting power with respect to 21,061,808 shares, and sole dispositive power with respect to 21,645,883 shares. The business address of this stockholder is 50 Hudson Yards New York, NY 10001.

(10) According to a Schedule 13G/A reporting holdings as of December 29, 2023, and filed February 13, 2024, on behalf of The Vanguard Group. The Vanguard Group has shared voting power with respect to 72,696 shares, and sole and shared dispositive power with respect to 17,236,886 shares and 279,548 shares, respectively. The business address of this stockholder is 100 Vanguard Blvd., Malvern, PA 19355.
(11) According to a Schedule 13G filed February 11, 2025, on behalf of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc. has beneficial ownership over the shares reported. The Goldman Sachs Group, Inc. has shared voting power with respect to 11,106,734.02 shares and shared dispositive power with respect to 11,106,777.02 shares. The business address of this stockholder is 200 West Street New York, NY 10282.

(12) According to a Schedule 13G filed January 27, 2025, on behalf of Franklin Mutual Advisers, LLC. Franklin Mutual Advisers, LLC has beneficial ownership over the shares reported. Franklin Mutual Advisers, LLC has sole voting power with respect to 10,049,394 shares and sole dispositive power with respect to 10,314,224 shares. The business address of this stockholder is 101 John F. Kennedy Parkway Short Hills, NJ 07078.

MATTERS RAISED AT THE ANNUAL MEETING NOT INCLUDED IN THIS PROXY STATEMENT
We do not know of any matters to be acted upon at the annual meeting other than those discussed in this Proxy Statement. If any other matter is properly presented, proxy holders will vote on the matter in their discretion.
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2026 ANNUAL MEETING
A proposal for action or director nomination to be presented by any stockholder at the 2026 annual meeting of stockholders will be acted on only as follows:
•If the proposal is to be included in our proxy statement pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received at the office of the Corporate Secretary on or before December 22, 2025.
•If the proposal is submitted pursuant to our advance notice provision, the proposal must be received at the office of the Corporate Secretary no earlier than February 6, 2026, and no later than March 8, 2026.
•Director nominations submitted pursuant to our advance notice provision must be received at the office of the Corporate Secretary no earlier than February 6, 2026, and no later than March 8, 2026.
The dates above with respect to proposals or nominations submitted pursuant to our advance notice provision in connection with our 2026 annual meeting assume that the date of the 2026 annual meeting is not greater than 30 days before or greater than 60 days after the anniversary date of our 2025 annual meeting. Notice of a nomination or other proposal must also comply with requirements set forth in our Bylaws. You may request a copy of the Bylaws by writing to WillScot Holdings c/o Corporate Secretary at 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008. Please also fax a copy of your request to us at (602) 244-9809. In addition to satisfying the foregoing advance notice requirements under our Bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 8, 2026. Notice of a proposal submitted pursuant to Rule 14a-8 of the Exchange Act must also comply with requirements set forth in Rule 14a-8.

ACCESS TO ANNUAL REPORT ON FORM 10-K
Our Annual Report on Form 10-K for the year ended December 31, 2024, including our audited financial statements for the year ended December 31, 2024, as filed with the SEC on February 20, 2025 (as such report may be amended from time to time, the “2024 Annual Report”), was delivered or made available with this Proxy Statement. The 2024 Annual Report is not a part of this Proxy Statement or a part of the proxy soliciting material.
On written request, we will provide, without charge to each record or beneficial holder of our Common Stock as of April 9, 2025, a copy of our 2024 Annual Report. Written requests should be directed to WillScot Holdings Corporation c/o Corporate Secretary at 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008.
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why am I receiving these proxy materials?
You are invited to attend the annual meeting via live webcast and are entitled to vote on the items of business described in this Proxy Statement because you are a stockholder of our Company. The proxy materials include the notice of annual meeting, this Proxy Statement for the annual meeting and our annual report. If you received a paper copy of these materials by mail or email, the proxy materials also include a proxy card or voting instruction card for the annual meeting.
When and where will the Company hold the annual meeting?
The annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast on Friday, June 6, 2025, at 9:00 a.m. Pacific Daylight Time.
You may attend the annual meeting online, submit questions, vote your shares electronically, and view the list of stockholders by visiting http://www.virtualshareholdermeeting.com/WSC2025.
To participate in the annual meeting, you will need the control number included with these proxy materials.
The meeting webcast will begin promptly at 9:00 a.m., Pacific Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m., Pacific Daylight Time, and you should allow ample time for the check-in procedures.
Why a virtual meeting?
We are pleased to offer our stockholders a completely virtual annual meeting, which provides worldwide access, improved communication and cost savings for our stockholders and the Company.
You may attend the annual meeting online, submit questions, vote your shares electronically, and view the list of stockholders by visiting http://www.virtualshareholdermeeting.com/WSC2025.
What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting log in page.
Who may vote at the annual meeting?
As of April 9, 2025, there were 182,999,933 shares of our Common Stock outstanding. You may vote all of the shares of our Common Stock that you own at the close of business on the record date. You may cast one vote for each share that you own. We do not have cumulative voting rights for the election of directors.

What is a quorum?
A quorum must be present at the annual meeting to transact business. A quorum will be present if the holders of a majority of our outstanding shares of Common Stock entitled to vote are represented at the annual meeting, either by virtual attendance or by proxy. If a quorum is not present, no business may be conducted at the annual meeting, in which case the annual meeting may be adjourned, without a vote of stockholders by the chair of the annual meeting, until such time as a quorum is present.
Proxies received and marked as abstentions from voting on a proposal and broker non-votes are counted for determining whether a quorum is present. A “broker non-vote” results when a trust, broker, bank, or other nominee or fiduciary that holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have the discretionary authority to vote on a matter. If a properly executed proxy has not been returned or the holder does not virtually attend the meeting, the holder is not present for quorum purposes.
What am I voting on, how many votes are required to elect directors and approve the other proposals, and how does the Board recommend that I vote?

Proposal 1: Elect 10 directors to the Board of directors to serve until the 2026 annual meeting of stockholders or until their successors are elected and qualified.
Each of the nominees for the 10 seats up for election will be elected as a director if he or she receives a majority of the votes cast. A “majority of the votes cast” means that the number of shares voted “FOR” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast include votes “FOR” and “AGAINST” that director’s election, in each case, and exclude abstentions and broker non-votes with respect to that director’s election.
The Board recommends a vote FOR the election of each nominee as a director.

Proposal 2: Ratify the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2025.
Ratification of the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2025, requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 2 and broker non-votes will have no effect on the results of the vote on this proposal.
The Board recommends a vote FOR the ratification of EY’s appointment

Proposal 3: Approve or disapprove the compensation of the named executive officers.
The vote regarding the approval or disapproval of the compensation of the named executive officers is advisory only, and our named executive officers’ compensation is not conditional on it. The vote will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal. The advisory vote to approve or disapprove the compensation of named executive officers requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 3 and broker non-votes will have no effect on the results of the vote on this proposal.
The Board recommends a vote FOR approval, on an advisory basis, of the compensation of the named executive officers.

How many votes do I have?
Our Common Stockholders each have one vote for each share of Common Stock owned as of the record date, April 9, 2025.
How do I vote my shares?
•Stockholders of Record
If you are a stockholder of record (i.e., you hold your shares in certificate form or through an account with our transfer agent, Continental Stock Transfer & Trust Company), then you can attend the annual meeting via live webcast, complete a ballot and submit it. You may also submit your proxy by completing, signing, and dating the proxy card that you received from us, and returning it in the accompanying pre-addressed envelope. IF YOU SUBMIT YOUR PROXY BY MAIL, YOUR PROXY CARD WILL BE VALID ONLY IF YOU COMPLETE, SIGN, DATE AND RETURN IT BEFORE THE ANNUAL MEETING DATE.
•Beneficial Owners
If you are a beneficial owner of shares registered in the name of your brokerage firm, bank or other agent, then you should receive a notice containing voting instructions from that organization rather than our Company. Simply follow the voting instructions in the notice to ensure that your vote is counted. To vote at the annual meeting, you must obtain a legal proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form. See “When and where will the Company hold the annual meeting?” above for more information on how to attend the annual meeting.
Even if you plan to attend the annual meeting via webcast, please authorize a proxy to vote your shares right away by following the instructions on the proxy card that you received from us or the voting instruction card that you received from your broker, bank or other agent. By submitting a proxy, you will be directing the persons designated as proxy holders as your proxies to vote your shares at the annual meeting in accordance with your instructions.

Will my shares be voted if I do not complete, sign, date and return my proxy card or voting instruction card, or vote by some other method?
If you are a registered “record” stockholder and you do not vote your shares by completing, signing, dating and returning a proxy card or voting online or by telephone, your shares will not be voted unless you attend the annual meeting via webcast and vote. In addition, if you sign, date and return a proxy card, but do not complete voting instructions for a proposal, your shares will be voted with respect to such proposal by the named proxies in accordance with the Board’s recommendations and in the discretion of the proxy holder on any other matter that may properly come before the annual meeting.
If your shares are held in a brokerage account or by a bank or other agent, you are considered the “beneficial owner” of shares held in “street name” and the proxy materials were forwarded to you by that organization. To vote your shares, you must follow the voting instructions provided to you by that organization. Brokerage firms, banks and other agents are required to request voting instructions for shares they hold on behalf of customers and others. As the beneficial owner, you have the right to direct the record holder how to vote and you are also invited to attend the annual meeting via webcast. We encourage you to provide instructions to your brokerage firm, bank or other agent on how to vote your shares. Because a beneficial owner is not the record stockholder, you may not vote the shares at the annual meeting via webcast unless you obtain a legal proxy from the record holder giving you the right to vote the shares at the meeting.
Even if you do not provide voting instructions on your voting instruction card, your shares may be voted on certain matters if you hold shares through an account with a brokerage firm, bank or other agent. Brokerage firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain routine matters. Proposal 2, to ratify the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2025, is considered a routine matter for which brokers, banks and other agents may vote in the absence of specific instructions from the beneficial owner of the shares.
When a proposal is not considered routine and the broker, bank or other agent has not received voting instructions from the beneficial owner of the shares with respect to such proposal, such firm cannot vote the shares on that proposal. Proposals 1 and 3 are non-routine proposals. Votes that cannot be cast by a broker, bank or other agent on non-routine matters are known as “broker non-votes.”
How can I revoke my proxy and change my vote prior to the annual meeting?
You may revoke your proxy or change your vote at any time prior to the vote taken at the annual meeting.
•Stockholders of Record
You may revoke your proxy by (i) notifying our Corporate Secretary, at our office at 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008, in writing that you wish to revoke your proxy; (ii) submitting a proxy dated later than your original proxy; or (iii) attending the annual meeting via webcast and voting via the Internet during the annual meeting. Attending the annual meeting via webcast will not by itself revoke a proxy; you must vote your shares via the Internet at the annual meeting.
•Beneficial Owners
For shares you hold beneficially or in street name, you may change your vote by following the specific voting instructions provided to you by the record holder to change or revoke any instructions you have already provided, or, if you obtained a legal proxy from your brokerage firm, bank or other agent giving you the right to vote your shares, by virtually attending the annual meeting and voting.
Who pays the costs of the proxy solicitation?
We pay the cost of soliciting proxies. Beyond these proxy materials, our directors and employees may solicit proxies in person, by telephone or by electronic communication. Directors and employees will not receive any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I received more than one proxy card or voting instruction card?
If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with our transfer agent and/or brokerage firm, bank or other agent, or you may hold shares in different ways or in multiple names (such as through joint tenancy, trusts and custodial accounts). Please vote all of your shares.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. Final voting results will be provided in a Current Report on Form 8-K which we expect to file within four business days after the annual meeting.
How do I attend the annual meeting?
The annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast on Friday, June 6, 2025, at 9:00 a.m. Pacific Daylight Time.

You may attend the annual meeting online, submit questions, vote your shares electronically, and view the list of stockholders by visiting http://www.virtualshareholdermeeting.com/WSC2025.
To participate in the annual meeting, you will need the control number included with these proxy materials.
The meeting webcast will begin promptly at 9:00 a.m., Pacific Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m., Pacific Daylight Time, and you should allow ample time for the check-in procedures.

APPENDIX: NON-GAAP RECONCILIATIONS
Adjusted EBITDA
We define EBITDA as net income (loss) plus interest (income) expense, income tax expense (benefit), depreciation and amortization. Our adjusted EBITDA ("Adjusted EBITDA") reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what we consider transactions or events not related to our core business operations:

•Currency (gains) losses, net on monetary assets and liabilities denominated in foreign currencies other than the subsidiaries’ functional currency.
•Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment.
•Restructuring costs, lease impairment expense, and other related charges associated with restructuring plans designed to streamline operations and reduce costs including employee and lease termination costs.
•Transaction costs including legal and professional fees and other transaction specific related costs.
•Costs to integrate acquired companies, including outside professional fees, non-capitalized costs associated with system integrations, non-lease branch and fleet relocation expenses, employee relocation and training costs, and other costs required to realize cost or revenue synergies.
•Non-cash charges for stock compensation plans.
•Other expense, including consulting expenses related to certain one-time projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, and unrealized gains and losses on investments.

Our Chief Operating Decision Maker ("CODM") evaluates business performance utilizing Adjusted EBITDA as shown in the reconciliation of the Company’s consolidated income from continuing operations to Adjusted EBITDA from continuing operations below. Management believes that evaluating performance excluding such items is meaningful because it provides insight with respect to the intrinsic and ongoing operating results of the Company and captures the business performance, inclusive of indirect costs. Adjusted EBITDA has limitations as an analytical tool, and you should not consider the measure in isolation or as a substitute for net income (loss), cash flow from operations or other methods of analyzing WillScot’s results as reported under US GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;
•Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;
•Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
•Other companies in our industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to reinvest in the growth of our business or as a measure of cash that will be available to meet our obligations. The following table provides reconciliations of Income from continuing operations to Adjusted EBITDA from continuing operations:

	Year Ended December 31,
(in thousands)	2024	2023
Income from continuing operations	$ 28,129	$ 341,844
Income tax expense from continuing operations	8,475	126,575
Income from continuing operations before income tax	36,604	468,419
Depreciation and amortization	384,972	338,654
Interest expense, net	227,311	205,040
Impairment loss on intangible asset	132,540	—
Restructuring costs, lease impairment expense and other related charges	9,435	22
Currency losses, net	593	6,754
Transaction costs	651	2,259
Integration costs	7,521	10,366
Impairment loss on long-lived asset	374	—
Stock compensation expense	35,966	34,486
Termination fee	180,000	—
Other(a)	47,193	(4,535)
Adjusted EBITDA from continuing operations	$ 1,063,160	$ 1,061,465
(a) Includes $42.4 million in legal and professional fees related to the terminated McGrath transaction for the year ended December 31, 2024.
Adjusted EBITDA Margin From Continuing Operations

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. Management believes that the presentation of Adjusted EBITDA Margin provides useful information to investors regarding the performance of our business. The following table provides comparisons of Adjusted EBITDA Margin to Gross Profit Margin:

	Year Ended December 31,
(in thousands)	2024	2023
Adjusted EBITDA from continuing operations (A)	$ 1,063,160	$ 1,061,465
Revenue (B)	$ 2,395,718	$ 2,364,767
Adjusted EBITDA Margin from Continuing Operations (A/B)	44.4%	44.9%
Gross profit (C)	$ 1,301,839	$ 1,333,870
Gross Profit Margin (C/B)	54.3%	56.4%

Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin

We define Adjusted Free Cash Flow as net cash provided by operating activities; less purchases of rental equipment and property, plant and equipment and plus proceeds from sale of rental equipment and property, plant and equipment, which are all included in cash flows from investing activities; excluding one-time, nonrecurring payments for the McGrath termination fee and transaction costs from terminated acquisitions. Adjusted Free Cash Flow Margin is defined as Adjusted Free Cash Flow divided by Total Revenue including discontinued operations. Management believes that the presentation of Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin provides useful additional information concerning cash flow available to fund our capital allocation alternatives. Adjusted Free Cash Flow as presented includes amounts for the former UK Storage Solutions segment through January 31, 2023. The following table provides reconciliations of Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin:

	Year Ended December 31,
(in thousands)	2024	2023
Net cash provided by operating activities	$ 561,644	$ 761,240
Purchase of rental equipment and refurbishments	(280,857)	(226,976)
Proceeds from sale of rental equipment	63,997	51,290
Purchase of property, plant and equipment	(18,435)	(22,237)
Proceeds from the sale of property, plant and equipment	1,867	13,272
Cash paid for termination fee	180,000	—
Cash paid for transaction costs from terminated acquisitions	45,721	—
Adjusted Free Cash Flow (A)	$ 553,937	$ 576,589

Revenue from continuing operations (B)	$ 2,395,718	$ 2,364,767
Revenue from discontinued operations	—	8,694
Total Revenue including discontinued operations (C)	$ 2,395,718	$ 2,373,461
Adjusted Free Cash Flow Margin (A/C)	23.1%	24.3%

Net cash provided by operating activities (D)	$ 561,644	$ 761,240
Net cash provided by operating activities margin (D/C)	23.4%	32.1%

Adjusted Income from Continuing Operations

We define adjusted income from continuing operations as income from continuing operations, plus certain non-cash items and the effect of what we consider transactions not related to our core business operations including:

•Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment.
•Restructuring costs, lease impairment expense, and other related charges associated with restructuring plans designed to streamline operations and reduce costs including employee and lease termination costs.
•Transaction costs including legal and professional fees and other transaction specific related costs.
•Costs to integrate acquired companies, including outside professional fees, non-capitalized costs associated with system integrations, non-lease branch and fleet relocation expenses, employee training costs, and other costs required to realize cost or revenue synergies.
•Transaction costs, including legal and professional fees and other transaction-specific costs, for terminated acquisitions.

The following table provides a reconciliation of income from continuing operations to adjusted income from continuing operations:

	Year Ended December 31,
(in thousands, except share data)	2024	2023
Income from continuing operations	$ 28,129	$ 341,844
Restructuring costs, lease impairment expense and other related charges, net	9,435	22
Termination fee	180,000	—
Impairment loss on intangible asset	132,540	—
Transaction costs	651	2,259
Integration costs	7,521	10,366
Transaction costs from terminated acquisitions	45,031	3,264
Estimated tax impact[1]	(93,795)	(4,137)
Adjusted income from continuing operations	$ 309,512	$ 353,618

Net Debt to Adjusted EBITDA From Continuing Operations Ratio

Net Debt to Adjusted EBITDA ratio is defined as Net Debt divided by Adjusted EBITDA from continuing operations from the last twelve months. We define Net Debt as total debt from continuing operations net of total cash and cash equivalents from continuing operations. Management believes that the presentation of Net Debt to Adjusted EBITDA ratio provides useful information to investors regarding the performance of our business. The following table provides a reconciliation of Net Debt to Adjusted EBITDA ratio:

(in thousands)	December 31, 2024
Long-term debt	$ 3,683,502
Current portion of long-term debt	24,598
Total debt	3,708,100
Cash and cash equivalents	9,001
Net debt (A)	$ 3,699,099

Adjusted EBITDA from continuing operations (B)	$ 1,063,160
Net Debt to Adjusted EBITDA ratio (A/B)	3.5

Return on Invested Capital

Return on Invested Capital is defined as Adjusted earnings before interest and amortization divided by Average Invested Capital. Management believes that the presentation of Return on Invested Capital provides useful information regarding the long-term health and profitability of the business relative to the Company's cost of capital. We define Adjusted earnings before interest and amortization as Adjusted EBITDA (see reconciliation above) reduced by depreciation and estimated taxes. Given we are not a significant US taxpayer due to our current tax attributes, we include estimated taxes at our current statutory tax rate.

The Average Invested Capital is calculated as an average of Net Assets, a four quarter average for annual metrics and two quarter average for quarterly metrics. Net assets is defined for purposes of the calculation below as total assets less goodwill, intangible assets, net, and all non-interest bearing liabilities. The following table provides reconciliations of Return on Invested Capital and includes amounts for the former UK Storage Solutions segment through January 31, 2023.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2024	2023	2024	2023
Total Assets	$ 6,034,911	$ 6,137,915	$ 6,034,911	$ 6,137,915
Goodwill	(1,201,353)	(1,176,635)	(1,201,353)	(1,176,635)
Intangible Assets, net	(251,164)	(419,709)	(251,164)	(419,709)
Total Liabilities	(5,016,318)	(4,876,665)	(5,016,318)	(4,876,665)
Long Term Debt	3,683,502	3,538,516	3,683,502	3,538,516
Net Assets, as defined above	$ 3,249,578	$ 3,203,422	$ 3,249,578	$ 3,203,422
Average Invested Capital (A)	$ 3,237,093	$ 3,208,368	$ 3,217,513	$ 3,124,064

Adjusted EBITDA	$ 284,712	$ 287,802	$ 1,063,160	$ 1,061,465
Depreciation	(87,203)	(87,716)	(346,467)	(312,830)
Adjusted EBITA (B)	$ 197,509	$ 200,086	$ 716,693	$ 748,635

Statutory Tax Rate (C)	25%	26%	25%	26%
Estimated Tax (B*C)	$ 49,377	$ 52,022	$ 179,173	$ 194,645
Adjusted earnings before interest and amortization (D)	$ 148,132	$ 148,064	$ 537,520	$ 553,990
ROIC (D/A), annualized	18.3%	18.5%	16.7%	17.7%

A-1
1

Your **Vote** Counts!

WILLSCOT HOLDINGS CORPORATION

Notice of Annual Meeting of Stockholders

2025 Annual Meeting

Vote by June 5, 2025 11:59 PM ET for shares held directly.

For shares held in a Plan, vote by June 3, 2025 11:59 PM ET.

WILLSCOT™

WILLSCOT HOLDINGS CORPORATION
4646 E. VAN BUREN ST.
SUITE 400
PHOENIX, AZ 85008

V70771-P27026-Z89463

STOCKHOLDERS MEETING NOTICE

You invested in WILLSCOT HOLDINGS CORPORATION and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy materials for the stockholder meeting to be held on June 6, 2025.**

Get informed before you vote

View the Notice and Proxy Statement and Form 10-K online OR you can receive a free paper or email copy of the material(s) by requesting prior to May 23, 2025. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

Please note that, during the second quarter of 2025, WillScot Holdings Corporation intends to ask its board of directors to approve a change in its corporate name to WillScot Corporation.

For complete information and to vote, visit **www.ProxyVote.com**

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Vote Virtually at the Meeting*

June 6, 2025
9:00 AM PDT

Virtually at:
www.virtualshareholdermeeting.com/WSC2025

*Please check the meeting materials for any special requirements for meeting attendance.

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Vote at www.ProxyVote.com

STOCKHOLDERS MEETING NOTICE

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items		Board Recommends
1.	If Proposal 1 is approved, the election as directors of all nominees listed to serve a one-year term.	
1a.	Mark S. Bartlett	For
1b.	Erika T. Davis	For
1c.	Gerard E. Holthaus	For
1d.	Worthing Jackman	For
1e.	Natalia Johnson	For
1f.	Rebecca L. Owen	For
1g.	Jeff Sagansky	For
1h.	Bradley L. Soultz	For
1i.	Michael W. Upchurch	For
1j.	Dominick Zarcone	For
2.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of WillScot Holdings Corporation for the fiscal year ending December 31, 2025.	For
3.	To approve, on an advisory and non-binding basis, the compensation of the named executive officers of WillScot Holdings Corporation.	For

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click "Delivery Settings".

V70772-P27026-Z89463

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WILLSCOT™

WILLSCOT HOLDINGS CORPORATION
4646 E. VAN BUREN ST.
SUITE 400
PHOENIX, AZ 85008

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 5, 2025 for shares held directly and by 11:59 P.M. ET on June 3, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/WSC2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 5, 2025 for shares held directly and by 11:59 P.M. ET on June 3, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V70755-P27026-Z89463 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WILLSCOT HOLDINGS CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED BELOW.

1. If Proposal 1 is approved, the election as directors of all nominees listed to serve a one-year term.

	For	Against	Abstain
1a. Mark S. Bartlett	☐	☐	☐
1b. Erika T. Davis	☐	☐	☐
1c. Gerard E. Holthaus	☐	☐	☐
1d. Worthing Jackman	☐	☐	☐
1e. Natalia Johnson	☐	☐	☐
1f. Rebecca L. Owen	☐	☐	☐
1g. Jeff Sagansky	☐	☐	☐
1h. Bradley L. Soultz	☐	☐	☐
1i. Michael W. Upchurch	☐	☐	☐
1j. Dominick Zarcone	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL.

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of WillScot Holdings Corporation for the fiscal year ending December 31, 2025.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL.

	For	Against	Abstain
3. To approve, on an advisory and non-binding basis, the compensation of the named executive officers of WillScot Holdings Corporation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V70756-P27026-Z89463

WILLSCOT HOLDINGS CORPORATION
Annual Meeting of Stockholders
June 6, 2025 9:00 AM PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Hezron T. Lopez, Bradley L. Soultz and Timothy D. Boswell, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of the corporation named WILLSCOT HOLDINGS CORPORATION as of April 21, 2025 (the date on which this proxy card was first sent to the stockholder(s)), that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM PDT on June 6, 2025, via live webcast at www.virtualshareholdermeeting.com/WSC2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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